                                                                   EXHIBIT 10.47

                                          ***  Text Omitted and Filed Separately
                                               Confidential Treatment Requested
                                               Under 17 CFR Sections 200.80,
                                               200.83 and 230.406




                  COLLABORATIVE RESEARCH AND LICENSE AGREEMENT

                                     BETWEEN

                           AXYS PHARMACEUTICALS, INC.

                                       AND

                          SIGNAL PHARMACEUTICALS, INC.

                                TABLE OF CONTENTS

                                                                                          Page
                                                                                          ----
ARTICLE 1      DEFINITIONS..................................................................1
        1.1    "Active Compound"............................................................1
        1.2    "Affiliate"..................................................................2
        1.3    "Availability Pool"..........................................................2
        1.4    "Axys Know-How"..............................................................2
        1.5    "Axys Patents"...............................................................2
        1.6    "Back-Up Compound"...........................................................2
        1.7    "Collaboration Compound".....................................................3
        1.8    "Commercialization Budget"...................................................3
        1.9    "Commercialization Plan".....................................................3
        1.10   "Confidential Information"...................................................3
        1.11   "Control"....................................................................3
        1.12   "Effective Date".............................................................3
        1.13   "Fair Market Value"..........................................................3
        1.14   "FDA"........................................................................3
        1.15   "Field"......................................................................3
        1.16   "First Commercial Sale"......................................................3
        1.17   "FTE"........................................................................3
        1.18   "IND"........................................................................4
        1.19   "Information"................................................................4
        1.20   "Joint Know-How".............................................................4
        1.21   "Joint Patents"..............................................................4
        1.22   "Joint Research Committee" or "JRC"..........................................4
        1.23   "Joint Development Committee" or "JRC".......................................4
        1.24   "Know-How"...................................................................4
        1.25   "Licensed Product"...........................................................4
        1.26   "Major Pharmaceutical Market"................................................4
        1.27   "Materials"..................................................................4
        1.28   "NDA"........................................................................4
        1.29   "Net Sales"..................................................................5
        1.30   "Option".....................................................................5
        1.31   "Option".....................................................................5
        1.32   "Patent Right"...............................................................5
        1.33   "Person".....................................................................5
        1.34   "Phase I"....................................................................5
        1.35   "Phase II"...................................................................5
        1.36   "Phase III"..................................................................6
        1.37   "Product Development Plan"...................................................6
        1.38   "Profits or Losses"..........................................................6
        1.39   "Regulatory Approval"........................................................6
        1.40   "Research"...................................................................6
        1.41   "Research Plan"..............................................................6
        1.42   "Research Technology"........................................................6
        1.43   "Research Term"..............................................................6

        1.44   "Retained Compound"..........................................................6
        1.45   "Retained Product"...........................................................6
        1.46   "Reversion Compound".........................................................6
        1.47   "Reversion Product"..........................................................6
        1.47   "Signal Designee"............................................................7
        1.48   "Signal ER Beta Selective Compounds".........................................7
        1.49   "Signal Know-How"............................................................7
        1.50   "Signal Patents".............................................................7
        1.52   "Sublicensee"................................................................7
        1.53   "Territory"..................................................................7
        1.54   "Third Party"................................................................7
        1.55   "Valid Claim"................................................................7
ARTICLE 2      RESEARCH.....................................................................7
        2.1    Collaborative Research.......................................................7
        2.2    Conduct of the Research......................................................8
        2.3    Signal Research Efforts......................................................8
        2.4    Research Funding.............................................................9
        2.5    Research Information and Reports.............................................9
        2.6    Identification of Active Compounds...........................................9
        2.7    Treatment for Commercial or Scientific Impracticability......................9
        2.8    Material Transfer...........................................................10
        2.9    Liability...................................................................10
        2.10   Subcontractors..............................................................10
ARTICLE 3      LICENSES....................................................................11
        3.1    Research and Commercialization License to Axys..............................11
        3.2    Commercialization License Option to Signal..................................12
        3.3    Commercialization License for Retained Compounds and Retained Products
               to Signal...................................................................13
        3.4    Negative Covenants..........................................................13
ARTICLE 4      MANAGEMENT OF THE COLLABORATION.............................................14
        4.1    Creation and Structure of the Joint Research Committee......................14
        4.2    Creation and Structure of the Joint Development Committee...................16
ARTICLE 5      PRODUCT DEVELOPMENT, commercialization and option...........................19
        5.1    Selection of Compounds and Diligence........................................19
        5.2    Development Information and Reporting.......................................20
        5.3    Commercialization Activities................................................21
        5.4    Profit-Share Option.........................................................22
        5.5    Diagnostics; Animals........................................................23
ARTICLE 6      MILESTONES, ROYALTIES AND OTHER PAYMENTS....................................24
        6.1    Research and Milestone Payments.............................................24
        6.2    Payments for Sales Inside the Territory.....................................24
        6.3    Payments for Sales Outside the Territory....................................24
        6.4    Term of Royalty Obligation..................................................25
        6.5    Timing of Payment; Reporting Obligations....................................25
        6.6    Third Party Licenses........................................................25
        6.7    Mode of Payment.............................................................26

        6.8    Obligation to Pay Royalties.................................................26
        6.9    Records Retention...........................................................26
        6.10   Audits......................................................................26
        6.11   Taxes.......................................................................27
ARTICLE 7      INVENTIONS AND PATENTS......................................................27
        7.1    Title to Inventions.........................................................27
        7.2    Rights to Other Compounds...................................................27
        7.3    Patent Prosecution..........................................................28
        7.4    Enforcement of Patents......................................................30
        7.5    Third Party Patent Rights...................................................31
ARTICLE 8      CONFIDENTIALITY.............................................................31
        8.1    Confidentiality Obligations.................................................31
        8.2    Publications................................................................32
        8.3    Press Releases..............................................................33
ARTICLE 9      INDEMNIFICATION.............................................................33
        9.1    Indemnification by Axys.....................................................33
        9.2    Indemnification by Signal...................................................34
        9.3    Notification of Claims; Conditions to Indemnification Obligations...........34
ARTICLE 10     TERMINATION AND EXPIRATION..................................................34
        10.1   Term and Termination........................................................34
        10.2   Termination of the Agreement upon Material Breach...........................35
        10.3   Consequences of Termination.................................................35
        10.4   Accrued Rights; Surviving Obligations.......................................36
        10.5   Rights in Bankruptcy........................................................36
ARTICLE 11     MISCELLANEOUS PROVISIONS....................................................36
        11.1   Relationship of the Parties.................................................36
        11.2   Assignments.................................................................37
        11.3   Representations and Warranties..............................................37
        11.4   Additional Representations and Warranties of Signal.........................38
        11.5   Disclaimer of Warranties....................................................38
        11.6   Further Actions.............................................................38
        11.7   Force Majeure...............................................................38
        11.8   No Trademark Rights.........................................................38
        11.9   Entire Agreement of the Parties; Amendments.................................38
        11.10  Captions....................................................................39
        11.11  Applicable Law..............................................................39
        11.12  Disputes....................................................................39
        11.13  Notices and Deliveries......................................................39
        11.14  No Consequential Damages....................................................40
        11.15  Non-Solicitation............................................................40
        11.16  Waiver......................................................................41
        11.17  Compliance with Law.........................................................41
        11.18  Severability................................................................41
        11.19  Counterparts................................................................41

                  COLLABORATIVE RESEARCH AND LICENSE AGREEMENT

        This Collaborative Research and License Agreement (this "Agreement") is made and entered into effective as of October 15, 1999, by and between Axys Pharmaceuticals, Inc., a Delaware corporation having its principal place of business at 180 Kimball Way, South San Francisco, CA 94080 ("Axys"), and Signal Pharmaceuticals, Inc., a California corporation having a place of business at 5555 Oberlin Drive, San Diego, CA 92121 ("Signal"). Axys and Signal may be referred to herein as a "Party" or, collectively, as "Parties."

                                    RECITALS

        WHEREAS, Signal and its Affiliates possess proprietary technology and know-how related to selective estrogen receptor modulators ("SERMs"); and

        WHEREAS, Axys and its Affiliates are engaged in the research, development and marketing of products for the treatment of, among other things, diseases within the field of cancer; and

        WHEREAS, Axys and Signal desire to collaborate in the discovery, development and commercialization of SERMs for use in the prevention, and/or treatment of certain human diseases as identified below.

        NOW, THEREFORE, in consideration of the various promises and undertakings set forth herein, the Parties agree as follows:

                                    ARTICLE 1

                                   DEFINITIONS

        Unless otherwise specifically provided herein, the following terms will have the following meanings:

        1.1 "ACTIVE COMPOUND" means any compound that:

                (a) meets those criteria for ER Beta receptor potency and selectivity set forth in Schedule 1.1(a) hereto; and

                (b) satisfies one or more of the following:

                        (i) is Controlled by Signal as of the Effective Date, including without limitation, [***]; or

                        (ii) is discovered or identified, by or on behalf of either Party, to meet the criteria of Section 1.1(a) in the course of the Research conducted under this Agreement or is discovered or identified by or on behalf of Axys to meet the criteria of Section 1.1(a) in the course of Axys' continuation of the Research during the license period set forth in Section 3.1(a)(ii); or


*** Confidential Treatment Requested

                        (iii) is acquired (including, without limitation, the acquisition of rights thereto) during the Research Term by either Party from a Third Party, on an absolute or contingent basis (such as rights under an option), and is determined to meet the criteria of Section 1.1(a); or

                        (iv) is generically described within a claim describing a genus of compounds the utility of which is given as estrogen receptor modulation, as defined in any pending or issued claim of any unexpired Axys Patent, Signal Patent or Joint Patent filed in the United States or Japan or as a European Patent Application, or as a Patent Cooperation Treaty ("PCT") application designating the United States and the contracting states of the European Patent Convention, and as to which at least one member of such genus meets the requirements of Section 1.1(a) and either Section 1.1(b)(i), 1.1(b)(ii) or 1.1(b)(iii); provided that such compound is synthesized and assayed within [***] after the end of the Research Term.

        1.2 "AFFILIATE" with respect to either Party, will mean any Person controlling, controlled by, or under common control with such Party. For the purposes of this Section 1.2 only, "control" will refer to (a) the possession, directly or indirectly, of the power to direct the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise, or (b) the ownership, directly or indirectly, of at least 50% (or, if less, the maximum ownership interest permitted by law) of the voting securities or other ownership interest of a Person.

        1.3 "AVAILABILITY POOL" will have the meaning assigned to such term in
Section 5.1(a).

        1.4 "AXYS KNOW-HOW" means all Information Controlled by Axys at any time during the Research Term or during the license period set forth in Section 3.1(a)(ii) that is necessary or useful for the identification, development, synthesis, assaying, manufacture, use or sale of Active Compounds and Licensed Products, but excluding the Axys Patents, any Joint Patents and any Information that Axys is restricted from disclosing due to confidentiality obligations to any Third Party.

        1.5 "AXYS PATENTS" means all Patent Rights that are Controlled by Axys that claim (i) Active Compounds or Licensed Products, (ii) the manufacture or use of Active Compounds or Licensed Products, or (iii) methods or materials used for discovering, identifying, or assaying for, Active Compounds or Licensed Products, in each case where such Patent Rights claim inventions made prior to the Effective Date or during the Research Term or during the license period set forth in Section 3.1(a)(ii), but excluding any Joint Patents.

        1.6 "BACK-UP COMPOUND" means any Active Compound that has been selected by the JRC as a back-up compound with respect to a particular Collaboration Compound, as provided in Section 5.1, together with any salt, solvate or prodrug of such selected back-up compound.

***CONFIDENTIAL TREATMENT REQUESTED

        1.7 "COLLABORATION COMPOUND" means any Active Compound that has been selected by the JRC for further development and commercialization as a Collaboration Compound, as provided in Section 5.1, together with any salt, solvate or prodrug of such selected compound.

        1.8 "COMMERCIALIZATION BUDGET" will have the meaning ascribed to such term in Section 5.3(b).

        1.9 "COMMERCIALIZATION PLAN" will have the meaning ascribed to such term in Section 5.3(b).

        1.10 "CONFIDENTIAL INFORMATION" means a Party's confidential information, inventions, know-how, data and materials relating to the Research or Axys' continuation of the Research during the license period set forth in
Section 3.1(a)(ii), or the Active Compounds or Licensed Products, including without limitation research, technical, clinical development, manufacturing, marketing, financial, personnel and other business information and plans, which, if disclosed in written, graphic or electronic form, is marked or otherwise designated as "confidential" or "proprietary" and, if disclosed orally, is summarized and designated as "confidential" or "proprietary" in a writing provided to the receiving Party not later than sixty (60) days after such disclosure. All information presented at the JRC or JDC meetings will be rebuttably presumed to be Confidential Information, regardless of whether it would otherwise qualify as such pursuant to the preceding sentence.

        1.11 "CONTROL" means, with respect to an item of Information or an intellectual property right, possession of the ability, whether by ownership or license, to grant a license or sublicense as provided for herein under such item or right without violating the terms of any agreement or other arrangements with any Third Party.

        1.12 "EFFECTIVE DATE" means the effective date of this Agreement as set forth in the first paragraph hereof.

        1.13 "FAIR MARKET VALUE" means the cash consideration which a willing seller would realize from an unaffiliated, unrelated and willing buyer in an arm's length sale of an identical item sold in the same quantity and at the same time and place of the transaction.

        1.14 "FDA" means the United States Food and Drug Administration, or the successor federal agency thereto.

        1.15 "FIELD" means any and all uses of Active Compounds for the prevention and treatment of human cancers.

        1.16 "FIRST COMMERCIAL SALE" means, with respect to any Licensed Product, Reversion Product or Retained Product in any country, the first sale for use or consumption by the general public of such Licensed Product, Reversion Product or Retained Product in such country after all Regulatory Approvals have been obtained in such country.

        1.17 "FTE" means a full-time scientific person dedicated by Signal to the Research, or in the case of less than a full-time dedicated scientific person, a full-time, equivalent scientific person year, based upon a total of forty-seven (47) weeks (i.e., one thousand eight hundred eighty (1,880) hours) per year of scientific work on or directly related to the Research. Scientific work on or directly related to the Research to be performed by a Party's employees may include, without limitation, and to the extent consistent with the Party's past practices, experimental laboratory work, recording and writing up results, reviewing literature and references, holding scientific discussions, attending appropriate meetings, seminars and symposia, managing and directing scientific staff, and carrying out management duties related to the Research, including attendance at JRC meetings.

        1.18 "IND" means an investigational new drug application filed with the FDA for approval to commence human clinical trials, or the equivalent in other countries or regulatory jurisdictions.

        1.19 "INFORMATION" means any data, results, information, know-how, trade secrets, techniques, methods, development, material, or compositions of matter of any type or kind.

        1.20 "JOINT KNOW-HOW" means all Research Technology that is made jointly by employees or agents of Axys and by employees or agents of Signal during the Research Term or during the license period set forth in Section 3.1(a)(ii), but excluding the Joint Patents.

        1.21 "JOINT PATENTS" means all Patent Rights that claim or cover inventions within the Research Technology that are made jointly by employees or agents of Axys and by employees or agents of Signal during the Research Term or during the license period set forth in Section 3.1(a)(ii) and name as inventors one or more employees or agents of Axys together with one or more employees or agents of Signal.

        1.22 "JOINT RESEARCH COMMITTEE" or "JRC" means that committee to be formed pursuant to Section 4.1.

        1.23 "JOINT DEVELOPMENT COMMITTEE" or "JDC" means that committee to be formed pursuant to Section 4.2.

        1.24 "KNOW-HOW" means Axys Know-How and/or Signal Know-How.

        1.25 "LICENSED PRODUCT" means any product, including any formulation thereof, containing or comprising a Collaboration Compound.

        1.26 "MAJOR PHARMACEUTICAL MARKET" means each of the United States, the countries of the European Union and Japan.

        1.27 "MATERIALS" will have the meaning assigned to such term in Section 2.8.

        1.28 "NDA" means a New Drug Application and all supplements filed pursuant to the requirements of the FDA, including all documents, data and other information concerning products which are necessary for or included in FDA approval to market a Licensed Product in the United States.

        1.29 "NET SALES" means the gross amounts received by Axys or any of its Affiliates or Sublicensees from all sales by Axys or any of its Affiliates or Sublicensees to Third Parties, of any Licensed Product, as reflected in the books and records of Axys or its Affiliates or Sublicensees, as applicable, maintained in accordance with the accounting principles used by the applicable entity consistently applied across all of its products, less the following deductions with respect to such sale, to the extent included in the amounts invoiced or subsequently actually allowed and taken: (i) all trade, cash and quantity credits, discounts, refunds or rebates or retroactive price reductions;
(ii) allowances or credits for returns or rejected product; (iii) handling fees and restocking expenses; (iv) freight, transportation, postage and insurance paid by Axys or any of its Affiliates or Sublicensees; (v) sales taxes, tariffs, duties and other governmental charges (including value added tax) actually paid in connection with the sale (but excluding what are commonly known as income taxes), and (vi) reasonable and customary accrual-basis deductions from such gross amounts consistent with Axys' or its Affiliate's or Sublicensee's accounting policy, as the case may be, for governmental chargebacks or rebates (including without limitation Medicaid rebates). A "sale" will not include transfers or dispositions for charitable or promotional purposes or for preclinical, clinical, regulatory or governmental purposes prior to receiving marketing approval. In the event a Licensed Product is sold in the form of a combination product containing one or more active ingredients which are themselves not Licensed Products, the Net Sales will be calculated by multiplying the sales price of such combination product by the fraction A/(A+B) where A is the invoice price or Fair Market Value, whichever is greater, of the Licensed Product and B is the total invoice price or Fair Market Value, whichever is greater, of the other product(s).

        1.30 "OPTION" will have the meaning ascribed to such term in Section
5.4.

        1.31 "OPTION PERIOD" will have the meaning ascribed to such term in
Section 5.4.

        1.32 "PATENT RIGHT" means (i) an issued and existing letters patent, including any extensions, supplemental protection certificates, registrations, confirmations, reissues, reexaminations or renewals thereof, (ii) pending applications, including any continuation, divisional, or continuation-in-part application thereof, for any of the foregoing, and (iii) all counterparts to any of the foregoing issued by or filed in any country or other jurisdiction.

        1.33 "PERSON" means any natural person, corporation, firm, business trust, joint venture, association, organization, company, limited liability company, partnership or other business entity, or any government or agency or political subdivision thereof.

        1.34 "PHASE I" means that portion of the clinical development program which generally provides for the first introduction into humans of a product with the primary purpose of determining safety, metabolism and pharmacokinetic properties and clinical pharmacology of the product.

        1.35 "PHASE II" means that portion of the clinical development program which provides for the initial trials of a product in a limited number of patients with the primary purpose of determining safety, dosing range and efficacy in the proposed therapeutic indication.

        1.36 "PHASE III" means that portion of the clinical development program which provides for the pivotal trials of a product on sufficient numbers of patients to establish the safety and efficacy of a product for the desired label claims and indications.

        1.37 "PRODUCT DEVELOPMENT PLAN" will have the meaning ascribed to such term in Section 5.4.

        1.38 "PROFIT OR LOSS" will have the meaning ascribed to such term in Exhibit A.

        1.39 "REGULATORY APPROVAL" means any and all approvals (including price and reimbursement approvals), licenses, registrations, or authorizations of any federal, national, state, provincial or local regulatory agency, department, bureau or other government entity, necessary for the manufacture, use, storage, import, transport and sale of a Licensed Product, Reversion Product or Retained Product in a country.

        1.40 "RESEARCH" means the collaborative research program undertaken by the Parties pursuant to this Agreement to discover, identify, synthesize and evaluate Active Compounds for use in the Field during the Research Term.

        1.41 "RESEARCH PLAN" means the specific plan for conducting the Research, as described in Section 2.1, which will be attached hereto as Exhibit B, as such plan may be amended or revised from time-to-time by the JRC.

        1.42 "RESEARCH TECHNOLOGY" means all tangible and intangible know-how, trade secrets, inventions (whether or not patentable), discoveries, developments, data, clinical and preclinical results, information, and physical, chemical or biological materials, and any replication of or any part of any of the foregoing, that was made by employees or agents of Axys and/or Signal, either alone or jointly, during the course of and in the conduct of the Research during the Research Term or by employees or agents of Axys or jointly by employees or agents of Axys and Signal during the course of and in the conduct of Axys' continuation of the Research during the license period set forth in
Section 3.1(a)(ii).

        1.43 "RESEARCH TERM" means the period commencing on the Effective Date and terminating upon the second anniversary of the Effective Date (or the third anniversary of the Effective Date if Axys exercises the extension option set forth in Section 2.2(a)) or such earlier date as of which this Agreement is terminated pursuant to Section 10.2.

        1.44 "RETAINED COMPOUND" will have the meaning ascribed to such term in
Section 3.3(a).

        1.45 "RETAINED PRODUCT" will have the meaning ascribed to such term in
Section 3.3(a).

        1.46 "REVERSION COMPOUND" will have the meaning ascribed to such term in
Section 3.2(a).

        1.47 "REVERSION PRODUCT" will have the meaning ascribed to such term in
Section 3.2(a).

        1.48 "SIGNAL DESIGNEE" will have the meaning ascribed to such term in
Section 4.1(e).

        1.49 "SIGNAL ER BETA SELECTIVE COMPOUNDS" means all Signal-Controlled compounds during the Research Term which are active modulators of the ER Beta receptor.

        1.50 "SIGNAL KNOW-HOW" means all Information Controlled by Signal at any time during the Research Term that is necessary or useful for the identification, development, synthesis, assaying, manufacture, use or sale of Active Compounds and Licensed Products, but excluding the Signal Patents, any Joint Patents and any Information that Signal is restricted from disclosing due to confidentiality obligations to a Third Party.

        1.51 "SIGNAL PATENTS" means all Patent Rights that are Controlled by Signal that claim (i) Active Compounds or Licensed Products, (ii) the manufacture or use of Active Compounds or Licensed Products or (iii) methods or materials useful for discovering, identifying, or assaying for, Active Compounds or Licensed Products, in each case where such Patent Rights claim inventions made prior to the Effective Date or during the Research Term, but excluding any Joint Patents.

        1.52 "SUBLICENSEE" means a Person other than an Affiliate of Axys to which Axys has granted sublicense rights under the licenses granted Axys hereunder, which rights include at least the rights to make and sell Licensed Products. Third Parties that are permitted only to distribute and resell finished Licensed Products or that manufacture or finish Licensed Products for supply to Axys or any of its Affiliates are not "Sublicensees."

        1.53 "TERRITORY" means the United States and its territories and other countries in which Axys sells Licensed Products directly or through any of its Affiliate.

        1.54 "THIRD PARTY" means any Person other than Axys, Signal or Affiliates of either of them, or any Sublicensee.

        1.55 "VALID CLAIM" means a claim of an issued and unexpired patent which has not been revoked or held unenforceable or invalid by a decision of a court or governmental agency of competent jurisdiction from which no appeal can be taken or, after mutual consultation and agreement, an appeal is not taken within the time allowed for appeal, and which has not been disclaimed, denied or admitted to be invalid or unenforceable through reissue or disclaimer or otherwise.

                                    ARTICLE 2

                                    RESEARCH

        2.1 COLLABORATIVE RESEARCH. Within thirty (30) days following the Effective Date, the Parties will mutually agree upon a written Research Plan which will be generally consistent with the research plans discussed previously by the Parties and will be attached hereto as Exhibit B and thereby become incorporated into this Agreement. As promptly as practicable thereafter, subject to the terms and conditions herein, the Parties will each use commercially reasonable diligent efforts to conduct the Research on a collaborative basis, with the goal of discovering, identifying, synthesizing and performing preclinical research on Active Compounds and with the further goal of identifying and selecting certain Active Compounds that are suitable for development as Collaboration Compounds and for commercialization as Licensed Products for use in the Field. Subject to Section 2.3 and other applicable provisions, the Parties will conduct the Research as generally specified in the Research Plan (as amended or revised by the JRC from time-to-time). The Research Plan, among other things, will specify the scientific direction and research milestones, and allocate Research responsibilities and resources between the Parties in a manner consistent with this Agreement.

        2.2 CONDUCT OF THE RESEARCH.

                (a) The Research will be managed and directed by the JRC, as provided in Article 4 hereof. Axys will have the option, but not the obligation, in its sole discretion, to extend the Research Term for an additional one (1) year period subject to its continuation of the funding provided for in Section
2.4. Axys will exercise such option, if at all, by giving Signal written notice not less than ninety (90) days prior to the second anniversary of the Effective Date. Thereafter, the Research Term may be extended by the Parties for an additional year upon the written agreement of the Parties.

                (b) During the course of the Research, each Party will disclose to the other the Know-How and patent applications of such Party included in such Party's Patents as the other Party reasonably needs to conduct its obligations and assigned tasks under the Research Plan. All work conducted by either Party in the course of the Research, or by Axys during the license period set forth in
Section 3.1(a)(ii) in the course of its continuation of the Research, will be completely and accurately recorded, in sufficient detail and in good scientific manner, in separate laboratory notebooks distinct from other work being conducted by the Parties. On reasonable notice, and at reasonable intervals, each Party will have the right to inspect and copy all such records of the other Party reflecting Research Technology, to the extent reasonably required to carry out its respective obligations and to exercise its respective rights hereunder. Notwithstanding Section 1.10, all such records will constitute Confidential Information of the Party creating such records. The Parties acknowledge and agree that neither Party guarantees the success of the Research tasks undertaken hereunder.

                (c) In order to protect the Parties' patent rights in any inventions conceived or reduced to practice during or as a result of the Research, each Party agrees to maintain a policy which requires its employees to record and maintain all data and information developed during the Research in such a manner as to enable the Parties to use such records to establish the earliest date of invention and/or diligence to reduction to practice. At a minimum, the policy will require such individuals to record all inventions generated by them in standard laboratory notebooks which are dated and corroborated by non-inventors on a regular, contemporaneous basis.

        2.3 SIGNAL RESEARCH EFFORTS. Signal agrees to commit the resources set forth in this Section 2.3 to perform its obligations under the Research Plan. In conducting the Research, Signal will be responsible for the tasks allocated to it under the Research Plan. In the performance of such work, Signal will maintain and utilize scientific staff, laboratories, offices and other facilities consistent with such undertaking and will use personnel with sufficient skills and experience as are required to accomplish efficiently and expeditiously the objectives of the Research as set forth in the Research Plan in good scientific manner and in compliance in all


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material respects with all requirements of applicable laws, rules and regulations, and all other requirements of applicable good laboratory practices. Signal will commit [***] ([***]) FTEs [***] ([***]) of whom will be chemists except as otherwise agreed to by the JRC), or such greater number of FTEs as will be specified from time-to-time in the Research Plan and as will be necessary to conducting Signal's obligations under the Research Plan, subject to Axys' fulfillment of its payment obligations with respect to any such additional FTEs under Section 2.4.

        2.4 RESEARCH FUNDING. Axys will support Signal's efforts under the Research for two (2) years, and for any extension of the Research Term, by paying Signal an amount per year per Signal FTE (the "FTE Reimbursement Rate"), as provided in the Research Plan. The FTE Reimbursement Rate will be equal to $[***] per FTE per year. The amounts due Signal under this Section 2.4 will be payable in equal installments on a quarterly basis, on the first day of each January, April, July and October of each year during the Research Term (except that the first payment will be due on the Effective Date, and such payment will be pro rata based on the remaining portion of the then current calendar quarter). Axys will be solely responsible for supporting the costs of Axys' Research efforts as Axys determines to be appropriate and consistent with the Research Plan, as well as its preclinical development efforts hereunder.

        2.5 RESEARCH INFORMATION AND REPORTS. Subject to restrictions imposed by a Party's confidentiality obligations to any Third Party, each Party will also disclose at any time on or before the end of the Research Term and (in the case of Axys) during the license period set forth in Section 3.1(a)(ii), any Know-How learned, acquired or discovered by such Party reasonably promptly after such Know-How is learned, acquired or discovered to the extent reasonably useful to the other Party for conducting its tasks under the Research. Further, each Party will disclose to the other all Research Technology discovered, invented, or acquired by such Party during the Research Term and (in the case of Axys) during the license period set forth in Section 3.1(a)(ii), including, without limitation, information regarding Active Compounds, Collaboration Compounds or Back-Up Compounds, activities of Active Compounds, Collaboration Compounds or Back-Up Compounds, derivatives thereof, and results of in vitro and in vivo studies. Nothing herein will require either Party to disclose information received from a Third Party which remains subject to confidentiality obligations to such Third Party.

        2.6 IDENTIFICATION OF ACTIVE COMPOUNDS. Each Party will inform the other Party's members on the JRC in writing as promptly as practicable upon the Party's discovery, synthesis, acquisition or identification of Active Compounds during the Research Term and (in the case of Axys) during the license period set forth in Section 3.1(a)(ii). The notifying Party will include in such notices the structure of such Active Compounds and the assay information showing the required functional criteria as provided in Section 1.1(a).

        2.7 TREATMENT FOR COMMERCIAL OR SCIENTIFIC IMPRACTICABILITY. If, during the Research Term, the JRC determines that (a) the then current Research Plan is not expected to lead to or result in Collaboration Compounds or that it would be commercially or scientifically impractical, imprudent or inadvisable to continue with the then current Research Plan, or (b) a Patent Right owned by a Third Party is either granted or published in a Major Pharmaceutical Market and such Patent Right (a "Blocking Patent") claims (i) methods of treating cancer using a compound that is a Signal ER Beta Selective Compound, or (ii) the composition of matter of a

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

substantial number of the compounds identified by Axys and/or Signal as Active Compounds as of the date the Parties become aware of such Patent Right (each, a "Blocking Claim"), and (c) there is no reasonable revision that could be made to such Research Plan so that the Research can continue in a productive manner consistent with the objectives of the Research and this Agreement, then upon such determination, the Parties will meet and confer to discuss the continuation of research during the remainder of the Research Term on a substitute oncology program to be mutually agreed to by the Parties. The terms and conditions of such research and appropriate revisions to the Research Plan will be negotiated by the Parties in good faith for a reasonable period not to exceed ninety (90) days; [***].

        2.8 MATERIAL TRANSFER. In order to facilitate the Research, either Party may provide to the other Party certain biological materials or chemical compounds including, but not limited to Active Compounds, receptors, reagents and screens (collectively, "Materials") Controlled by the supplying Party (other than under this Agreement) for use by the other Party in furtherance of the Research. Except as otherwise provided under this Agreement, all such Materials delivered to the other Party will remain the sole property of the supplying Party, will be used only in furtherance of the Research (or, in the case of Axys, in furtherance of its continuation of the Research during the license period set forth in Section 3.1(a)(ii)) and solely under the control of the other Party, will not be used or delivered to or for the benefit of any Third Party without the prior written consent of the supplying Party, and will not be used in research or testing involving human subjects. The Materials supplied under this Section 2.8 must be used with prudence and appropriate caution in any experimental work, since not all of their characteristics may be known. EXCEPT AS EXPRESSLY SET FORTH IN SECTION 11.3 HEREOF, THE MATERIALS ARE PROVIDED "AS IS" AND WITHOUT ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION ANY IMPLIED WARRANTY OF MERCHANTABILITY OR OF FITNESS FOR ANY PARTICULAR PURPOSE OR ANY WARRANTY THAT THE USE OF THE MATERIALS WILL NOT INFRINGE OR VIOLATE ANY PATENT OR OTHER PROPRIETARY RIGHTS OF ANY THIRD PARTY.

        2.9 LIABILITY. In connection with the conduct of the Research or, in the case of Axys, in connection with the conduct of its continuation of the Research during the license period set forth in Section 3.1(a)(ii), each Party will be responsible for, and hereby assumes, any and all risks of personal injury or property damage attributable to the negligent acts or omissions of that Party and its directors, officers, employees and agents.

        2.10 SUBCONTRACTORS. Axys and Signal may perform some of their obligations under the Research Plan or (in the case of Axys) in connection with Axys' continuation of the Research during the license period set forth in
Section 3.1(a)(ii) through one or more subcontractors; provided that (i) none of the rights of either Party hereunder are diminished or otherwise adversely affected as a result of such subcontracting, and (ii) the subcontractor undertakes in writing obligations of confidentiality and non-use regarding Confidential Information which are substantially the same as those undertaken by the Parties pursuant to Article 8 hereof. In the event either Party performs one or more of its obligations under the Research Plan or (in the case of Axys) in connection with Axys' continuation of the Research during the license period set

*** Confidential Treatment Requested

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

forth in Section 3.1(a)(ii) through a subcontractor, then such Party will at all times be responsible for the performance and payment of such subcontractor.

                                    ARTICLE 3

                                    LICENSES

        3.1 RESEARCH AND COMMERCIALIZATION LICENSE TO AXYS.

                (a) Subject to the other provisions of this Agreement, Signal hereby grants Axys and any Affiliate subsequently designated in writing by Axys to Signal pursuant hereto (i) during the Research Term an exclusive (except with regard to Signal) worldwide, paid up right and license (without the right to sublicense) under the Signal Patents and the Signal Know-How and under Signal's rights in the Joint Know-How and Joint Patents solely to conduct the Research and to discover, synthesize and, in connection with the Research, make and use Active Compounds for use in the Field, and (ii) commencing at the expiration of the Research Term and for a period of [***] thereafter, a non-exclusive, worldwide, paid up right and license (without the right to sublicense) under the Signal Patents and Signal Know-How and under Signal's rights in the Joint Know-How and Joint Patents solely to discover, synthesize, and, in connection with Axys' activities under this Agreement, make and use Active Compounds for use in the Field; provided, however, that neither Axys nor any designated Affiliate may conduct any development (other than preclinical development activities which precede the initiation of IND-enabling studies) or commercialization activities with respect to any Active Compound discovered, synthesized, made or used by Axys or such designated Affiliate under this
Section 3.1(a)(ii) unless such Active Compound is first selected as a Collaboration Compound in accordance herewith; and provided, further, that the manufacture, use, sale and import of any Licensed Product containing or comprising any such Collaboration Compound will be subject to all provisions of this Agreement relating to Licensed Products.

                (b) Subject to the other provisions of this Agreement (including, without limitation, Section 5.1 hereof), Signal hereby grants to Axys and any Affiliate of Axys subsequently designated in writing by Axys to Signal pursuant hereto an exclusive (including with regard to Signal), worldwide, royalty-bearing right and license, with the right to sublicense, under the Signal Patents and the Signal Know-How and under Signal's rights in the Joint Know-How and Joint Patents, solely to conduct development on, and to make, have made and use for such purpose, Collaboration Compounds and Back-Up Compounds for use in the Field and to make, have made, import, use, sell and offer for sale Licensed Products for use in the Field; provided, however, that neither Axys nor any designated Affiliate will be permitted to sublicense the foregoing right and license in [***] to any Sublicensee prior to the earlier of
(i) [***], or (ii) [***]. For the avoidance of doubt, it is understood that Axys' and its designated Affiliates' right to sell Licensed Products will include the right to sell such Licensed Products under the foregoing license through distributors. Without limiting any other provision of this Agreement, in no event will Axys have any right under the Signal Patents, the Signal Know-How or Signal's rights in the Joint Patents or Joint Know-How to develop, make, have made, import, use, sell or offer for sale

***CONFIDENTIAL TREATMENT REQUESTED
any products containing or comprising analogs or derivatives (other than salts, solvates and prodrugs) of Collaboration Compounds or Back-Up Compounds, unless any such analog or derivative itself has been selected as a Collaboration Compound or Back-Up Compound.

        3.2 COMMERCIALIZATION LICENSE OPTION FOR REVERSION COMPOUNDS AND REVERSION PRODUCTS TO SIGNAL.

                (a) Subject to the other provisions of this Agreement, in the event that (i) any Collaboration Compound or Back-Up Compound ceases to be included in the Availability Pool pursuant to Section 5.1(a), then, in any such case, Axys hereby grants to Signal, subject to the terms and conditions hereof, an exclusive option (the "License Option") during the [***] period following each determination pursuant to such Section (the "License Option Period"), to obtain an exclusive (including with regard to Axys), worldwide, royalty-bearing right and license, with the right to sublicense, under the Axys Patents and the Axys Know-How and under Axys' rights in the Joint Patents and Joint Know-How solely (x) to conduct development on, and to make, have made and use for such purpose, such former Collaboration Compound or Back-Up Compound, as the case may be (each, a "Reversion Compound"), for use outside of the Field and (y) to make, have made, import, use, sell and offer for sale pharmaceutical products containing or comprising such Reversion Compound (each, a "Reversion Product"), for use outside of the Field; provided, however, that [***]. Each License Option will be exercisable by written notice from Signal to Axys during the applicable License Option Period, and any such license will become effective automatically upon Axys' receipt of written notice of exercise from Signal. Notwithstanding any contrary provision of the first sentence of this Section 3.2(a), the rights granted to Signal under the License Option will not include any right or license to use or reference any pre-clinical or clinical data Controlled by Axys for any purpose, including without limitation, submission of such data to a government agency for Regulatory Approval, except as otherwise agreed in writing by Axys.

                (b) If Signal exercises a License Option under this Section 3.2, Signal will pay to Axys royalties equal to [***] percent ([***]%) of the net sales of the applicable Reversion Products. For purposes of this Section 3.2 only, net sales will have the meaning set forth in Section 1.29, except that all references to Axys in such definition will be changed to Signal. Signal's royalty obligations under this Section 3.2(b) as to a particular Reversion Product will terminate on the same basis as Axys' royalty obligations terminate as provided in Section 6.4. All royalty payments under this Section 3.2(b) will be made on the terms set forth in Sections 6.5, 6.6, 6.7, 6.8, 6.9 and 6.11 as though such sections referred to Signal instead of Axys and will be subject to Axys' right to audit Signal on terms equivalent to those set forth in Section 6.10.

                (c) For the avoidance of doubt, if Signal does not exercise any License Option under this Section 3.2 with respect to a former Collaboration Compound or Back-Up Compound and conducts development and commercialization activities with respect to such compound without practicing, using or infringing the Axys Patents or the Axys Know-How or any of Axys' rights in the Joint Patents and Joint Know-How, Signal will not be obligated to make any royalty payments to Axys with respect to sales of pharmaceutical products containing or comprising such compound.

***CONFIDENTIAL TREATMENT REQUESTED

        3.3 COMMERCIALIZATION LICENSE FOR RETAINED COMPOUNDS AND RETAINED PRODUCTS TO SIGNAL.

                (a) For the avoidance of doubt, Signal will at all times retain, subject to the provisions of Section 3.4, the exclusive right to develop and commercialize without any payment to Axys, Signal-Controlled Active Compounds and pharmaceutical products containing or comprising Signal-Controlled Active Compounds (excluding Active Compounds that are then also Collaboration Compounds or Back-Up Compounds) (each, a "Retained Compound") for use outside of the Field. Subject to the provisions of Section 3.4, Axys hereby grants to Signal an exclusive (including with regard to Axys), worldwide, royalty-bearing right and license, with the right to sublicense, under the Axys Patents and the Axys Know-How and Axys' interest in the Joint Patents and Joint Know-How solely to conduct development on, and to make, have made and use for such purpose, each Axys-Controlled and jointly-Controlled Active Compound (excluding Active Compounds that are then also Collaboration Compounds or Back-Up Compounds) for use outside of the Field and to make, have made, import, use, sell and offer for sale pharmaceutical products containing or comprising such Axys-Controlled or jointly-Controlled Active Compound (each, a "Retained Product") for use outside of the Field; provided, however, that to the extent Signal has exercised its License Option pursuant to Section 3.2 with respect to a former Collaboration Compound or Back-Up Compound, Signal will be obligated to make royalty payments to Axys with respect to sales of the applicable Reversion Product in accordance with Section 3.2.

                (b) Except in cases in which Signal pays Axys royalties under
Section 3.2, Signal will pay to Axys royalties equal to [***] percent ([***]%) of the net sales of the applicable Retained Product. For purposes of this
Section 3.3(b) only, net sales will have the meaning set forth in Section 1.29, except that all references to Axys in such definition will be changed to Signal. Signal's royalty obligations under this Section 3.3(b) as to a particular Retained Product will terminate on the same basis as Axys' royalty obligations terminate as provided in Section 6.4. All royalty payments under this Section 3.3(b) will be made on the terms set forth in Sections 6.5, 6.6, 6.7, 6.8, 6.9 and 6.11 as though such sections referred to Signal instead of Axys and will be subject to Axys' right to audit Signal on terms equivalent to those set forth in
Section 6.10.

        3.4 NEGATIVE COVENANTS.

                (a) Signal covenants to Axys that neither Signal nor any Affiliate of Signal will develop or commercialize or license any Third Party to develop or commercialize (i) any Active Compound for use in the Field, or (ii) any Collaboration Compound or Back-Up Compound (in each case, as long as it remains such) for any use or purpose. [***]

                (b) Signal covenants to Axys that neither Signal nor any Affiliate or Sublicensee of Signal will research, develop or commercialize, or license any Third Party to research, develop or commercialize any compound or product whose primary mode of action is

***CONFIDENTIAL TREATMENT REQUESTED

[***] for use in the Field during the Research Term and thereafter for so long as [***].

                (c) Except as expressly provided in Section 3.2(a), Signal will not actively facilitate or encourage the off-label use in the Field of any Active Compound (including any Collaboration Compound or Back-Up Compound) removed from the Availability Pool by the JRC pursuant to Section 5.1(a). Axys will not actively facilitate or encourage the off-label use outside the Field of any Active Compound (including any Collaboration Compound or Back-Up Compound).

                                    ARTICLE 4

                         MANAGEMENT OF THE COLLABORATION

        4.1 CREATION AND STRUCTURE OF THE JOINT RESEARCH COMMITTEE.

                (a) CREATION OF JRC. Within ten (10) days of the Effective Date, the Parties will create a Joint Research Committee of six (6) persons to facilitate the research collaboration called for herein. The JRC will consist of an equal number of representatives nominated by each Party, as listed in the Research Plan. Members of the JRC may be represented at any meeting by a designee appointed by such member for such meeting. Each Party will be free to change its representatives on notice to the other or to send a substitute representative to any JRC meeting.

                (b) REGULAR MEETINGS. Axys will call the meetings of the JRC and chair such meetings. The JRC will meet in person at least once every three (3) months during the Research Term and thereafter as reasonably requested by either of the Parties until (i) the expiration or termination of Axys' license under
Section 3.1(a)(ii), or (ii) such later date as the Parties may agree if Signal has exercised the Option and the Parties are continuing the Research. Thereafter, the JRC will cease to exist. Meetings will alternate between the offices of Axys and Signal. A JRC member of the Party hosting the meeting will serve as Secretary of that meeting. Each Party will disclose to the other proposed agenda items in advance of each meeting of the JRC. The Secretary of the meeting will prepare and distribute to all members of the JRC minutes of the meeting sufficiently in advance of the next meeting to allow adequate review and comment prior to the meeting. Such minutes will provide a description in reasonable detail of the discussions had at the meeting and a list of any actions, decisions or determinations approved by the JRC. Minutes of each JRC meeting will be approved or disapproved, and revised as necessary, at the next meeting. Final minutes of each meeting will be distributed to the members of the JRC. The JRC may also convene, or be polled or consulted from time-to-time by means of telecommunications, video conferencing or written correspondence, as deemed necessary or appropriate.

                (c) RESPONSIBILITIES OF THE JRC DURING THE RESEARCH TERM. During the Research Term, the JRC will be the primary vehicle for interaction between the Parties with respect to the Research. Without limiting the foregoing, during the Research Term, the JRC will be responsible for: (i) reviewing, approving and amending the Research Plan; (ii) directing, managing and monitoring the progress of the Research; (iii) determining from time-to-time the


***CONFIDENTIAL TREATMENT REQUESTED


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

appropriate number of Signal FTEs who will be chemists; (iv) identifying and selecting the specific Active Compounds to become or to cease as Collaboration Compounds or Back-Up Compounds as contemplated in Section 5.1(a); (v) determining in good faith from time-to-time as promptly as practicable the composition and scope of the Availability Pool pursuant to Section 5.1(a); and
(vi) reviewing and commenting upon (but not approving) the patent filing strategies of the Parties as provided in Article 7. The Research Plan will contain the specific research objectives to be achieved, the specific responsibilities of the Parties, and the timeline for the Research.

                (d) RESPONSIBILITIES OF THE JRC AFTER THE RESEARCH TERM. After the Research Term, the JRC will continue to exist primarily as a vehicle to inform Signal about, and to obtain Signal's input regarding, Axys' continuation of the Research subject to the other provisions of this Section 4.1(d). After the end of the Research Term, the JRC will cease to manage and direct the Research or any continuation of the Research by Axys as permitted hereunder, and, except as provided hereinafter, the JRC shall no longer have the responsibilities and decision-making authority otherwise provided for in this Agreement; provided, however, that in the event that Signal exercises the Option and the Parties agree to a further continuation of the Research thereafter, the JRC will again be responsible for managing and directing the continuation of the Research to the same extent it is responsible for managing and directing the Research during the Research Term. During the period that the JRC does not have responsibility for managing and directing any continuation of the Research, Axys will be responsible for managing and directing any continuation of the Research it deems appropriate subject to the following provisions:

                        (i) In the event Axys decides to continue the Research as permitted hereunder, Axys will do so in good faith with the same goals as set forth in Section 2.1.

                        (ii) While the Parties acknowledge that the JRC will not be managing and directing Axys' continuation of the Research during this period, the Parties intend that the collaborative and consultative nature of the Research should continue. In connection with any continuation of the Research by Axys, Axys will make a reasonable, good faith effort to keep Signal appropriately informed of, solicit Signal's input and advice about, and give due consideration to Signal's comments on, its continuation of the Research.

                        (iii) In addition, at the JRC meetings during the period described in this Section 4.1(d), the Parties will continue to review and comment upon (but not approve) the patent filing strategies of the Parties as provided in Article 7.

                        (iv) During any continuation of the Research by Axys, the Parties anticipate that additional Active Compounds may be synthesized by Axys' employees or agents who are continuing the Research and that, as provided herein, such Active Compounds will become part of the Availability Pool. In recognition of both Parties' interests in appropriately retaining and releasing Active Compounds from the Availability Pool, the JRC will continue, after the end of the Research Term, to determine (as provided in Section 4.1(e)) in good faith from time to time as promptly as practicable the composition and scope of the Availability Pool.

                (e) DECISIONS OF THE JRC. At least four (4) members of the JRC will constitute a quorum for any meeting of the JRC; provided, that there are at least two (2) members present from each Party. All decisions of the JRC will be made by the unanimous vote of all JRC members participating in the meeting. In the event that the members of the JRC cannot agree with respect to a particular issue (other than any disagreement over matters described in Section 4.1(c)(iii)), such issue will be referred to Axys' Chief Technical Officer and Signal's Chief Scientific Officer who will discuss such issue in good faith (each party giving due consideration to the other) and who will make a reasonable good faith effort to reach agreement thereon within the ten (10) day period after such JRC meeting. In the event such persons are unable to reach an agreement on such issue, it will be referred to the Chief Executive Officer of Axys and Harry F. Hixson (or such other member of the Board of Directors of Signal as Signal may designate by written notice to Axys or, if the Chief Executive Officer of Axys is no longer a member of the Board of Directors of Signal, the Chief Executive Officer of Signal) (the "Signal Designee") for resolution pursuant to Section 11.12.

                (f) EXPENSES. Each Party will be responsible for all travel and related costs for its representatives to attend meetings of, and otherwise participate on, the JRC.

        4.2 CREATION AND STRUCTURE OF THE JOINT DEVELOPMENT COMMITTEE.

                (a) CREATION OF JDC. If Signal exercises the Option pursuant to
Section 5.4, then within ten (10) days thereafter the Parties will create a Joint Development Committee (the "JDC") with the purpose of providing direction, as provided herein, in the subsequent development through Regulatory Approval of Licensed Products, including without limitation, pre-clinical research, if any, and clinical research. The JDC will be composed of three (3) representatives appointed by each of Axys and Signal. Such representatives will include individuals with expertise and responsibilities in the areas of preclinical development and clinical development and other relevant areas of expertise. Either Party may replace any or all of its representatives at any time upon written notice to the other Party.

                (b) REGULAR MEETING. The JDC will meet at least once each calendar quarter, or more frequently, as agreed by the Parties until the First Commercial Sale of the last Licensed Product being developed by Axys. Axys will call the meetings of the JDC and will chair such meetings. At least four (4) members of the JDC will constitute a quorum for any meeting of the JDC; provided, that there are at least two (2) members present from each Party. Each representative will have one (1) vote on all matters within the JDC's purview. On matters requiring the approval of the JDC, such approval will be by the unanimous vote of all JDC members participating in the meeting.

                (c) ROLE OF JDC. The Parties acknowledge that the JDC is intended to fulfill a different role than the role of the JRC and that in the event that both research and development are occurring, both the JDC and the JRC may exist. The Parties further acknowledge that two significant reasons for the different JDC role are the fact that (i) Signal will have effectively accepted Axys' Product Development Plan by its decision to exercise the Option and (ii) Axys has responsibility as contemplated in Section 5.1(b) for the further development and Regulatory Approval of Collaboration Compounds and Back-Up Compounds and the commercialization of Licensed Products even after the JDC is formed.

                (d) INTERACTIONS OF THE JDC AND AXYS. The Parties anticipate that Axys, as the Party performing on a day-to-day basis the development activities and the Regulatory Approval activities and planning and implementing on a day-to-day basis the commercialization activities, will possess substantially all of the knowledge, information and documentation pertaining to its development, Regulatory Approval and commercialization plans, activities and results. The Parties acknowledge that they do not intend that the JDC micro-manage the development or Regulatory Approval activities of Axys with respect to Collaboration Compounds and Back-Up Compounds. The Parties also recognize that Axys' development, Regulatory Approval and (to the extent relevant) commercialization plans for Collaboration Compounds and Back-Up Compounds will change, will be defined and refined and will evolve from quarter-to-quarter. As part of the interaction process with the JDC, Axys will update the JDC at the quarterly JDC meetings, or more often as required, on important development plans, Regulatory Approval and (to the extent relevant to the development process) commercialization plans, activities and results. In addition, Axys will (where practicable) include Signal's JDC personnel in its significant internal discussions of important development plans and Regulatory Approval and (to the extent relevant to the development process) commercialization issues. Axys' Chief Medical Officer will also make himself reasonably available to meet with Signal's Chief Medical Officer or appropriate designee at mutually convenient times to discuss Axys' development, Regulatory Approval and (to the extent relevant to the development process) commercialization plans, activities and results. In its updates, reports and plans, Axys will provide the JDC to the extent practicable with information comparable to that relied on by Axys for its own internal decision-making and all such updates, reports and plans will be in such form and will contain such detail as the JDC may reasonably require in order to fulfill its purposes.

                (e) THE PRODUCT DEVELOPMENT PLAN PROCESS. At the quarterly JDC meetings (which, upon agreement of the Parties, may be part of Axys' internal development review meetings) the Parties anticipate that Axys will present the significant updates, revisions and modifications to its Product Development Plan for a Collaboration Compound. The Product Development Plan and any update, revision or modification thereto will be consistent with generally accepted development practices in the industry for development of similar products. Axys' presentations will include the rationale for such significant revisions or modifications, as well as timing and cost implications and other meaningful information. The JDC will review such updates, revisions and modifications and will provide Axys with input, advice and guidance with respect thereto and with additional revisions and modifications as deemed appropriate. To the extent that the revisions and modifications being proposed are in the nature of further definition or refinement to a Product Development Plan and JDC approval thereof is not required hereunder, Axys will give due consideration to input and advice from JDC personnel and other Signal personnel who interact with Axys in its development activities and the Product Development Plan will then be further defined and refined in accordance therewith and based upon Axys' best developmental decision-making. In addition, from time-to-time Axys may request approval of the JDC for certain proposed modifications to a Product Development Plan. Following such approval, all references in this Agreement to such Product Development Plan will thereafter be deemed to be references to the Product Development Plan as modified with the JDC's approval. Notwithstanding the foregoing, any proposed revision which (i) [***], or (ii) [***], or (iii) [***].


***CONFIDENTIAL TREATMENT REQUESTED

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

[***] (each a "Major Change") will require the express approval of the JDC.

                (f) MAJOR CHANGE DISPUTE RESOLUTION. In the event the JDC cannot reach agreement on a Major Change, Axys' Chief Medical Officer and Signal's Chief Medical Officer or appropriate designee will discuss such disagreement in good faith (each party giving due consideration to the other) and will make a reasonable good faith effort to reach agreement thereon within the ten (10) day period after such JDC meeting. In the event the Parties are unable to resolve their differences, such disagreement will be referred to the Chief Executive Officer of Axys and the Signal Designee for resolution pursuant to Section 11.12.

                (g) ADDITIONAL INDICATIONS. Although the Product Development Plan may anticipate more than one indication, the Parties anticipate that the Product Development Plan (as initially presented to Signal) will be very specific for the first indication to be pursued in Phase III clinical trials and relatively less specific for any additional indication. The Parties also anticipate that the portions of the Product Development Plan addressing additional indications will be updated, revised and modified from time-to-time as part of the evolutionary process of the Product Development Plan. The Parties further contemplate that, prior to initiating further clinical trials for any additional indication (which are not on-going when Signal exercises the Option or which are not scheduled at such time for commencement in the near term), Axys will prepare and present to the JDC a specific trial plan and budget for each subsequent further clinical trial for an additional indication. As such additional indication is a part of the overall Product Development Plan, the process as set forth in Section 4.2(e) and (f) will govern all proposed revisions or modifications to the Product Development Plan.

                (h) ADDITIONAL COMPOUNDS.


                        (i) In the event that, after Signal exercises the Option, Axys desires to engage in any additional research or clinical development with respect to any additional Collaboration Compound (such as a Back-Up Compound or a second generation compound), Axys will prepare and present to the JDC (and the JRC to the extent additional research is contemplated) an initial Product Development Plan for such additional Collaboration Compound. The JDC (and, if applicable, the JRC) will review, revise and approve such Product Development Plan or additional research (as the case may be) for such additional Collaboration Compound in good faith. Any disagreements with respect to approval of such proposed Product Development Plan will be resolved in the manner that disagreements over Major Changes are resolved under Section 4.2(f). Following approval of such Product Development Plan, updates, revisions and modifications will be governed by Sections 4.2(e), (f) and (g).

                        (ii) The Parties agree that fundraising constraints should not affect their decision-making regarding the development of additional Collaboration Compounds. Accordingly, in the event that a Party has a good faith concern about its fundraising ability for a second Collaboration Compound, the Parties will meet in good faith to achieve a mutually satisfactory resolution for continued research and development and achieving the risk-return objectives contemplated herein. Towards that end, and subject to Axys' financial ability to do so, the following will be offered by Axys: In the event that, prior to commercialization of the first Licensed Product, Signal indicates its inability to fund its share of the research and

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                                       18
development of a second Collaboration Compound as contemplated in the Product Development Plan, then Axys would fund [***] of the research and development costs of such second Collaboration Compound, provided that [***] of such research and development costs (plus interest at the reference rate for the Bank of America or any successor rate thereto) would be fully credited against amounts due Signal hereunder with respect to the commercialization of the first Licensed Product. In the event that the first Collaboration Compound does not receive Regulatory Approval or ceases to be marketed before Axys has been repaid in full by Signal, Signal would have the option to either (A) repay all amounts due to Axys (plus interest) within a reasonable period of time (not to exceed six (6) months) and to reaffirm its agreement to pay equally for the research and development of any additional Collaboration Compound thereafter or (B) revert prospectively to the status and rights it would have had if the Option had never been exercised, including without limitation, the right to receive a royalty and other amounts as set forth in Section 6.2 and 6.3, with respect to such additional Collaboration Compound and any future Collaboration Compounds to be developed and commercialized hereunder. In such later case, Axys would forgive all amounts owed by Signal (including accrued interest) with respect to such second Collaboration Compound.

                                    ARTICLE 5

                PRODUCT DEVELOPMENT, commercialization and option


        5.1 SELECTION OF COMPOUNDS AND DILIGENCE.

                (a) Upon the determination that a compound satisfies the criteria for an Active Compound, then such Active Compound will become part of a pool of Active Compounds for potential further development and commercialization by Axys in accordance with the terms of this Agreement (the "Availability Pool"). Active Compounds identified by Axys, if any, during the license period set forth in Section 3.1(a)(ii), if any, will also be added to the Availability Pool. From time-to-time the JRC will determine in good faith which of the Active Compounds in the Availability Pool (including Collaboration Compounds and Back-Up Compounds) are no longer viable candidates for further development and commercialization for use in the Field (which determination will be noted in the minutes of the applicable JRC meeting) and thereafter such Active Compounds will no longer be considered to be part of the Availability Pool. Based on criteria established by the JRC, the JRC will decide as promptly as practicable which Active Compounds in the Availability Pool will be further optimized during the Research and which of such Active Compounds should be deemed to be a Collaboration Compound and which should be deemed to be Back-Up Compounds for such Collaboration Compound. The Parties anticipate that there may be more than one Collaboration Compound from time-to-time. The Collaboration Compounds and Back-up Compounds identified as such at a particular JRC meeting shall be noted in the minutes of that JRC meeting. After selection by the JRC as a Collaboration Compound or Back-Up Compound, as the case may be, Axys will perform such further preclinical development as agreed by the JRC on such Collaboration Compounds and/or Back-Up Compounds in order to advance a Collaboration Compound to the point of commencement of IND-enabling studies; provided however, that Axys will have no obligation to, but may choose to, move more than [***] into preclinical development at a time. Based on criteria established by the JRC, the JRC may recommend to Axys the commencement

***CONFIDENTIAL TREATMENT REQUESTED

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

of IND-enabling studies for one or more Collaboration Compounds. Axys will determine, using its good faith judgment, which Collaboration Compound(s) will commence IND-enabling studies.

                (b) Subject to Section 4.2, if applicable, once a Collaboration Compound is selected by Axys for IND-enabling studies, Axys will be solely responsible for directing the development of, and will have the sole right to carry out the development of, such Collaboration Compound through Axys' final stage of preclinical development (IND-enabling studies), and all phases of clinical trials, and to make all applications for and obtain all Regulatory Approvals on a worldwide basis. In connection with its development responsibilities hereunder, Axys will act in good faith, using its best developmental decision-making and in a manner consistent with generally accepted development practices in the industry for the development of similar products. Axys will use commercially reasonable and diligent efforts to pursue the preclinical and clinical development and commercialization of [***] Collaboration Compounds, taking into account Axys' prioritization of multiple Collaboration Compounds from time-to-time, in [***] in a time frame determined in good faith by Axys under all the circumstances; provided, however, that Axys will be entitled at any time (without breaching this Agreement) to determine not to pursue further development or commercialization of any Collaboration Compound or Back-Up Compounds. In addition, in the event that Axys determines not to pursue further development or commercialization of any Collaboration Compounds or Back-Up Compounds, then Axys will provide Signal with written notice of such determination and, effective upon Signal's receipt of such notice, all such compounds will cease to be Collaboration Compounds and Back-Up Compounds, as the case may be. If Signal believes that Axys has failed to satisfy its diligence obligations hereunder in any material respect Signal may give Axys written notice specifying in detail the basis for Signal's belief that Axys has not met its diligence obligations. Within ninety (90) days following Axys' receipt of any such notice from Signal, Axys will provide Signal with a written response specifying as applicable, in reasonable detail, how it has begun to use commercially reasonable and diligent efforts and/or the basis of Axys' belief that it is in compliance with its diligence obligations hereunder. In the event of a dispute between the Parties with respect to whether Axys is using its commercially reasonable and diligent efforts as provided herein, such dispute will be referred to the Chief Executive Officer of Axys and the Signal Designee for resolution pursuant to Section 11.12.

                (c) Axys will be solely responsible for all costs and expenses incurred by Axys in connection with its preclinical and clinical development and regulatory efforts with respect to Active Compounds, Collaboration Compounds and Back-Up Compound except as otherwise provided herein in the event that Signal exercises the Option pursuant to Section 5.4.

        5.2 DEVELOPMENT INFORMATION AND REPORTING. Commencing upon the initiation of IND-enabling studies for a Collaboration Compound, Axys will keep Signal appropriately informed about, and to solicit Signal's input and advice about, and give due consideration to Signal's comments on, Axys' subsequent preclinical and clinical development of such Collaboration Compound. Without limiting the generality of the foregoing, Axys will inform appropriate Signal personnel of important development, Regulatory Approval and (to the extent relevant to the development process) commercialization plans, activities and results, including without limitation, by providing Signal with drafts of the Product Development Plan prior to its


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

presentation to Signal under Section 5.4. In addition, Axys will (where practicable) include appropriate Signal personnel in significant internal discussion of important development plans and Regulatory Approval and (to the extent relevant to the development process) commercialization issues. Axys' Chief Medical Officer will also make himself reasonably available to meet with Signal's Chief Medical Officer or appropriate designee at mutually convenient times to discuss Axys' development, Regulatory Approval and (to the extent relevant to the development process) commercialization plans, activities and results. At least once every six (6) months, Axys' development personnel will meet with Signal development personnel, which meeting may (upon the agreement of the Parties) be part of Axys' internal development review meetings, to present and discuss significant updates, revisions and modifications to Axys' development plans for Collaboration Compounds. Axys' presentations will include the rationale for such significant revisions and modifications and supporting documentation similar to that relied on by Axys for its own internal decision-making.

        5.3 COMMERCIALIZATION ACTIVITIES.

                (a) GOOD FAITH COMMERCIALIZATION. The Parties anticipate that in connection with Axys' commercialization of Licensed Products in the Territory, Axys will engage in various activities involving, among other things, planning, annual budgeting, commercial manufacturing or subcontracting, marketing, sales and distribution of Licensed Products. Axys will conduct its commercialization activities (including without limitation development of its Commercialization Plans) in good faith, using its best commercialization decision-making and in a manner consistent with generally accepted commercialization practices in the industry for commercialization of similar products.

                (b) COMMERCIALIZATION PLAN. The Parties further anticipate that Axys will develop commercialization plans (each a "Commercialization Plan") for each Licensed Product for the Territory, which will generally encompass, among other things, (i) demographics, market dynamics and market strategies in the Territory, estimated country launch dates in the Territory, a sales and expense forecast in the Territory, manufacturing plans and expected product profile based upon the development plan; (ii) a marketing plan (including pricing strategies pertaining to discounts, and samples) for the Territory; and (iii) a commercialization budget (containing the annual and quarterly forecasts), including launch plan and launch budget ("Commercialization Budget") for each Licensed Product for the Territory. The Parties acknowledge that Commercialization Plans and Commercialization Budgets are not static and are not guarantees and that each will be revised and updated by Axys from time-to-time.

                (c) AXYS-SIGNAL INTERACTIONS. Once Axys has begun internal planning for commercialization for a Licensed Product, the following will apply. Axys will regularly update Signal on important commercialization activities and results. In addition, Axys will (where practicable) include appropriate Signal personnel in discussions of important commercialization issues. The Axys officer or other employee responsible for commercialization of a Licensed Product will make himself reasonably available to meet with his counterpart at Signal at mutually convenient times to discuss Axys' commercialization plans, activities and results. On a semi-annual basis, appropriate Axys and Signal personnel will meet for one (1) day during which meeting Axys will update Signal on its then current Commercialization Plans and Commercialization Budgets (which will have been provided to Signal no less than ten (10) business days prior to such meeting date) and will receive any input and advice from Signal with respect thereto. The scheduling of such meeting will be mutually agreed by the Parties, taking into account each Party's annual budgeting timetable. Axys' commercialization presentations will include the rationale for significant revisions or modifications, as well as timing and cost implications and other meaningful information. Axys will give due consideration to the input and advice of Signal in connection with its commercialization plans, activities and results. In its updates, reports and presentations, Axys will provide Signal to the extent practicable with information comparable in form and substance to that relied on by Axys for its own decision-making. Notwithstanding the other provisions of this Section 5.3(c), in the event that Signal does not exercise the Option, Axys' obligations to inform Signal of its commercialization activities will be limited to presentation, on a semi-annual basis, of a written report describing its commercialization activities during the prior six (6) months, delivery to Signal of its Commercialization Budget when approved internally by Axys, and a one (1) day meeting (no more than once every six (6) months) at which appropriate Axys and Signal personnel will discuss ongoing commercialization activities.

        5.4 PROFIT-SHARE OPTION. Signal will have the one-time option to elect to share equally with Axys in the Profits or Losses (as defined in Exhibit A) from sales of Licensed Products in the Territory (the "Option") pursuant to the terms and conditions provided in Exhibit A, in lieu of the payments provided for in Sections 6.2 and 6.3. Signal will have the right to exercise the Option only by written notice to Axys during a [***] period (the "Option Period") after [***]. Prior to the start of the Option Period, Axys will make available to Signal at Axys' offices (to the extent not previously provided) all relevant information pertaining to Axys' decision and will make its Chief Medical Officer available at a mutually agreeable time to present and discuss Axys' rationale for its decision as well as its product development plan (the "Product Development Plan") for such Collaboration Compound, including (among other things) a reasonably specific description of the [***] for such Collaboration Compound, a reasonably detailed budget for such [***], the identification of any other indication for such Collaboration Compound which Axys then intends in good faith to pursue, the projected cost through the conclusion of Phase III clinical trial for such other indication and an overall Product Development Plan budget. The Option Period will commence on the date Signal begins its review of such information, but in no event later than five (5) business days after receipt by Signal of written notice from Axys of [***] and that all such information is available at Axys' offices for Signal's review. If Signal exercises the Option as provided herein the following will apply, subject to Section 4.2:

                (a) With respect to such Collaboration Compound, the Parties will share equally in all subsequent development and pre-market launch costs, including without limitation, those pertaining to such [***] incurred prior to the end of Signal's [***] decision period.

                (b) With respect to any additional Collaboration Compounds and Back-Up Compounds for which Axys pursues further development, the Parties will share equally all subsequent research, development and pre-market launch costs for any such additional Collaboration Compounds and Back-Up Compounds under this Agreement, including without


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                                       22
limitation, those pertaining to commitments made or arising during Signal's [***] decision period.

                (c) Subject to Section 6.10, Signal will pay to Axys on a quarterly basis its share of all such documented costs within sixty (60) days of Signal's receipt from Axys of a reasonably detailed invoice of such costs for such quarter. Without limiting Axys' obligations under Section 5.3(a), Axys will provide Signal with reasonably prompt written notice in the event that Axys becomes aware that actual costs for a quarter will exceed forecasted costs for such quarter (as provided to the JDC) by [***] or more, together with an explanation of the reason(s) for such variance.

                (d) The Parties will share equally in Profits or Losses from sales of Licensed Products, calculated on a product-by-product basis, in the Territory as provided in Exhibit A and from applicable royalties included in Profits or Losses in accordance with Section 5.4(e)(i).

                (e) Axys will pay to Signal the following amounts from payments received from its Sublicensee(s) with respect to Licensed Products, or sublicensed rights related thereto:

                        (i) With respect to any royalties received, such royalties will be treated as if they were Net Sales and Signal will be deemed to have been paid with respect thereto through the sharing in Profits or Losses in the Territory as provided in Exhibit A.

                        (ii) [***] percent ([***]%) of non-royalty payments to Axys or its designated Affiliates.

                        (iii) [***] percent ([***]%) of any premium paid for equity taken in Axys or its designated Affiliates contemporaneously with the sublicense or pursuant to terms set forth in such sublicense if and to the extent that the stock premium is a substitute for other non-royalty payments that would have been made as part of the sublicensing of a Licensed Product.

        5.5 DIAGNOSTICS; ANIMALS. Nothing in this Agreement will be construed as granting to either Party any rights with respect to the use or commercialization of Active Compounds as diagnostics or of Active Compounds for use in animals. The Parties will negotiate commercially reasonable terms and conditions for rights to commercialize diagnostics involving Active Compounds and for rights to Active Compounds for use in animals within six (6) months of the Effective Date and any such rights and obligations pertaining to Active Compounds for use in animals may be assigned by Axys to Akkadix Corporation and assumed by Akkadix Corporation.

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                                       23

                                    ARTICLE 6

                    MILESTONES, ROYALTIES AND OTHER PAYMENTS

        6.1 RESEARCH AND MILESTONE PAYMENTS.

                In consideration of the licenses granted to Axys, Axys will make an initial payment of two million dollars ($2,000,000) within five (5) business days of the Effective Date. Axys will make the following additional payments to Signal within thirty (30) days after the occurrence of each of the listed Milestone Events:

        MILESTONE EVENT              PAYMENT AMOUNT
        ---------------              --------------
        [***]                        $[***]
        [***]                        $[***]

        As used in this Section 6.1, the following definition applies:

        [***]

        6.2 PAYMENTS FOR SALES INSIDE THE TERRITORY. Subject to the terms and conditions of this Agreement, if Signal does not exercise the Option pursuant to
Section 5.4, Axys will pay to Signal royalties equal to [***] percent ([***]%) of the Net Sales of Licensed Products in the Territory; provided, however, that if Axys desires to sublicense its rights in [***] after the Option Period has expired, but finds it commercially unpalatable to do so in light of the [***] percent ([***]%) royalty obligation to Signal, the Parties will discuss in good faith and seek to agree on an appropriate adjustment to such royalty rate or another mutually agreeable solution.

        6.3 PAYMENTS FOR SALES OUTSIDE THE TERRITORY. If Signal does not exercise the Option pursuant to Section 5.4, in addition to the royalty payable pursuant to Section 6.2 in the Territory, Axys will pay to Signal the following to the extent such amounts are actually received from its Sublicensee(s) with respect to Licensed Products, or sublicensed rights related thereto, outside the Territory.

                (a) [***] percent ([***]%) of royalty payments to Axys or its designated Affiliates for sales of Licensed Products outside the Territory;

                (b) [***] percent ([***]%) of non-royalty payments to Axys or its designated Affiliates in connection with the sale of Licensed Products, or sublicensed rights related thereto outside the Territory;

                (c) [***] percent ([***]%) of any premium paid for equity taken in Axys or its designated Affiliates contemporaneously with the sublicense or pursuant to terms set forth in such sublicense if and to the extent that the stock premium is a substitute for other non-royalty payments that would have been made as part of the sublicensing of a Licensed Product outside the Territory.

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        6.4 TERM OF ROYALTY OBLIGATION. The royalty obligations to Signal under
Section 6.2 as to a particular Licensed Product will terminate, on a country-by-country basis, on the later of (a) the expiration date in such country of the last to expire of issued Axys Patents, Signal Patents or Joint Patents in such country that contains at least one Valid Claim that claims the composition of matter or use of the Collaboration Compound contained in such Licensed Product or of a pharmaceutical preparation containing such Collaboration Compound; or (b) ten (10) years from the date of First Commercial Sale in such country; provided, however, that if there is a competing product sold in such country, the royalty obligation on Net Sales of Licensed Product under Section 6.2 will be [***] percent ([***]%) during any full quarter that such competing product is sold. For purposes of this Section 6.4, "competing product" will mean any product that contains a compound identical to the Collaboration Compound comprising or contained in such Licensed Product.

        6.5 TIMING OF PAYMENT; REPORTING OBLIGATIONS. Running royalties will be payable on a quarterly basis, within sixty (60) days after the end of each calendar quarter, based upon the Net Sales during each calendar quarter, commencing with the calendar quarter in which the First Commercial Sale of a Licensed Product is made. All other payments to Signal hereunder (excluding payments pursuant to Section 6.1) will be payable on a quarterly basis, within sixty (60) days after the end of each calendar quarter, with respect to amounts received by Axys during such calendar quarter that trigger payment obligations hereunder. Each payment hereunder will be accompanied by a report of Net Sales of Licensed Products, royalty and non-royalty payments to Axys or its designated Affiliates for Licensed Products and premiums on equity in Axys or its designated Affiliates in sufficient detail to permit confirmation of the accuracy of the payment made to Signal, including, without limitation, the quantities of Licensed Products sold, the gross sales and Net Sales of Licensed Products, royalty and non-royalty payments payable, the method used to calculate royalty payments and the exchange rates used. Royalties and other payments hereunder will be calculated in accordance with U.S. generally accepted accounting principles consistently applied and with the terms of this Article 6.

        6.6 THIRD PARTY LICENSES.

                (a) In the event Signal does not exercise the Option, if an unexpired Third Party patent(s) claiming a Collaboration Compound, or its manufacture or its use in the Field, exist(s) in a country where a Licensed Product containing such Collaboration Compound is being manufactured, used or sold, and if it should prove in Axys' bona fide, good faith judgment impractical or impossible for it or its Affiliates to continue the manufacture, use or sale of such Licensed Product in such country without obtaining a royalty-bearing patent license from such Third Party under such patent, then Axys may elect in its discretion to either:

                        (i) terminate its license rights hereunder with respect to such Licensed Product in such country upon sixty (60) days written notice to Signal, whereupon Axys and its Affiliates will have no further license rights in such country regarding such Licensed Product; or

                        (ii) obtain a license from such Third Party under such patent (a "Third Party License"), in which case [***] percent ([***]%) of the royalties paid by Axys or its Affiliates under such Third Party License with respect to the sale of the Licensed Product in such country will be credited against the royalty payments to be paid by Axys to Signal with respect

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                                       25
to the sale of the Licensed Product in such country under Section 6.2; provided, however, that the effective royalty rate under Section 6.2 during any calendar quarter will not be reduced below [***] percent ([***]%) of Net Sales of Licensed Products.

        6.7 MODE OF PAYMENT. All payments to Signal hereunder will be made by deposit of United States Dollars in the requisite amount to such bank account as Signal may from time to time designate by notice to Axys. Payments will be free and clear of any taxes (other than withholding and other taxes imposed on Signal), fees or charges, to the extent applicable. With respect to sales outside the United States, payments will be calculated based on currency exchange rates for the last calendar quarter for which remittance is made for royalties. For each quarter and each currency, such exchange rate will equal the arithmetic average of the daily exchange rates (obtained as described below) during the calendar quarter; each daily exchange rate will be obtained from the Reuters Daily Rate Report or The Wall Street Journal, Eastern U.S. Edition, or, if not so available, as otherwise agreed by the Parties.

        6.8 OBLIGATION TO PAY ROYALTIES. Axys' obligation to pay royalties to Signal under this Article 6 is imposed only once with respect to the same unit of Licensed Product regardless of the number of Axys Patents, Signal Patents, or Joint Patents pertaining thereto.

        6.9 RECORDS RETENTION. For three (3) years after each sale of each Licensed Product, Axys will keep (and will ensure that its Affiliates and Sublicensees will keep) records of such sale in sufficient detail to confirm the accuracy of the royalty and other payment calculations hereunder.

        6.10 AUDITS.

                (a) Upon the written request of Signal, and not more than once in each calendar year, Axys will permit an independent certified public accounting firm of nationally recognized standing selected by Signal, and reasonably acceptable to Axys, at Signal's expense, to have access during normal business hours, and upon reasonable prior written notice, to such of the records of Axys as may be reasonably necessary to verify the accuracy of the reports under Section 6.5 for the prior calendar year only. The accounting firm will disclose to Signal and Axys only whether the reports are correct or incorrect and the specific details concerning any discrepancies. No other information will be provided to Signal.

                (b) If such accounting firm concludes that additional royalties or other payments were owed during such period, Axys will pay the additional royalties or other payments, with interest from the date originally due at the prime rate, as published in The Wall Street Journal (Eastern U.S. Edition) on the last business day preceding such date, within thirty (30) days after the date Signal delivers to Axys such accounting firm's written report, subject to the provisions of Section 6.10(e). If the amount of the underpayment is greater than [***] of the total amount owed, then Axys will in addition reimburse Signal for its reasonable costs related to such audit.

                (c) Axys will include in each sublicense granted by it pursuant to this Agreement a provision requiring the Sublicensee to make reports to Axys, to keep and maintain

***CONFIDENTIAL TREATMENT REQUESTED
records of sales made, pursuant to such sublicense and to grant access to such records by Signal's independent accountant to the same extent required by Axys under this Agreement.

                (d) Signal will treat all information subject to review under this Section 6.10 or under any sublicense agreement in accordance with the confidentiality provisions of Article 8 of this Agreement, and will cause its accounting firm to enter into an acceptable confidentiality agreement with Axys and each Sublicensee, if any, obligating such firm to retain all such financial information in confidence pursuant to such confidentiality agreement.

                (e) If Axys in good faith disputes the conclusion of the accounting firm under subsection (b) above that Axys owes additional royalties or other payments, or any specific aspect of the conclusion, then Axys will inform Signal by written notice within sixty (60) days of receiving a copy of the audit containing such conclusion, specifying in detail the reasons for Axys' disputing such conclusion. The Parties will promptly thereafter meet and negotiate in good faith a resolution to such dispute. In the event that the Parties are unable to resolve such dispute within sixty (60) days after such Axys notice, the matter will be resolved in a manner consistent with the procedures set forth in Section 11.12, and interest will be payable on any additional royalties or other payments determined to be due in the same manner as provided for in Section 6.10(b).

        6.11 TAXES. The Party receiving royalties and other payments under this Agreement will pay any and all taxes levied on account of such payment. If any taxes are required to be withheld by the paying Party, it will (a) deduct such taxes from the remitting payment, (b) timely pay the taxes to the proper taxing authority, and (c) send proof of payment to the other Party and certify its receipt by the taxing authority within sixty (60) days following such payment.

                                    ARTICLE 7

                             INVENTIONS AND PATENTS

        7.1 TITLE TO INVENTIONS. Each Party will own and retain all right, title and interest in and to all Research Technology made solely by such Party's and/or, to the extent permitted hereunder, any of its Affiliates' employee(s) or agent(s) and all intellectual property rights in such Research Technology. The Parties will jointly own any Research Technology made jointly by the Parties' employees or agents. Inventorship by Axys or Signal employee(s) or agent(s) and inventorship in cases of Joint Patents will be determined by the applicable laws of the country or jurisdiction in which the particular Patent Right is sought. In the event that there is a dispute between the Parties as to which Party will own any Research Technology, the JRC, or JDC as applicable, will establish a procedure to resolve such dispute, which may include engaging a Third Party patent attorney completely unaffiliated and independent of the Parties and jointly selected by the Parties, as an expert to resolve such dispute.

        7.2 RIGHTS TO OTHER COMPOUNDS. The Parties expect that each of them will make compounds from its library available for testing for purposes of this Agreement and that additional compounds may be invented and/or synthesized in the course of the Research. With respect to such compounds, the Parties agree as follows:

                (a) Pre-existing compounds which are tested in the Research and are determined, under the provisions of Section 1.1, not to be Active Compounds will not be subject to this Agreement;

                (b) Except as provided otherwise in this Agreement, compounds that are owned by a Party, either solely or jointly with the other Party, as determined under the provisions of Section 7.1, will remain the solely or jointly owned property of such Party. All such compounds that are determined under the provisions of Section 1.1 not to be Active Compounds will not be subject to this Agreement; and

                (c) No implied license under any Patent Rights is granted under this Section 7.2.

        7.3 PATENT PROSECUTION. The Parties expect that patent applications will be filed and maintained as required to secure suitable Patent Rights covering inventions within the Research Technology or covering any Active Compound(s) Controlled by Signal as of the Effective Date or otherwise applicable to the Field. The Parties agree as follows with respect to the filing and prosecution of such applications.

                (a) AXYS PATENTS. Axys will be responsible for obtaining, prosecuting and/or maintaining throughout the world Patent Rights covering Research Technology solely owned by Axys. Axys will bear all costs for filing, prosecuting and/or maintaining Axys Patents throughout the world.

                (b) SIGNAL PATENTS. Signal will be responsible, with the input of Axys, for obtaining, prosecuting and/or maintaining throughout the world Patent Rights covering Research Technology solely owned by Signal or covering any Active Compound(s) Controlled by Signal as of the Effective Date; provided however, Signal will pursue such Patent Rights covering Collaboration Compounds as a priority in its prosecution and maintenance strategy. Signal will bear all costs for filing, prosecuting and/or maintaining Signal Patents throughout the world. Signal will provide Axys with all material correspondence related thereto, and Signal will use reasonable efforts to solicit Axys' advice and review of the nature and content of such Patent Rights and important prosecution matters in reasonably sufficient time prior to filing thereof, and Signal will take into account and implement Axys' reasonable comments related thereto.

                (c) JOINT PATENTS. The JRC will determine which Party will be responsible for obtaining, prosecuting and/or maintaining throughout the world Patent Rights covering Research Technology jointly owned by Axys and Signal. Axys and Signal will share equally the costs for filing, prosecuting and/or maintaining Joint Patents throughout the world. Notwithstanding the above, either Party may decline to file, prosecute and/or maintain any Joint Patent(s) or may decline to pay its share of the costs for filing, prosecuting and/or maintaining any Joint Patent(s), in which case the other Party may undertake the responsibility for filing, prosecuting and/or maintaining such Joint Patents at its own expense and the declining party will assign to the other party all its right, title and interest to any such Joint Patent(s) and upon such assignment such Joint Patent(s) will become Signal Patent(s) or Axys Patent(s), as the case may be.

                (d) PATENT APPLICATIONS. The Party responsible for obtaining Patent Rights covering any Research Technology or Signal in the case of Patent Rights covering any Active Compound(s) Controlled by Signal as of the Effective Date will file a United States provisional application covering such Research Technology or Active Compounds under 37 CFR Section 1.53(c) and will thereafter within one (1) year file a corresponding non-provisional application for a United States patent under 37 CFR Section 1.53(b) and a corresponding PCT International Application designating all countries, including without limitation, the United States, and, at the discretion of the Party responsible for obtaining the Patent Rights or at the request of the other Party, corresponding foreign applications in countries which are not PCT members and which are designated in Exhibit C (as modified from time-to-time by the written agreement of the Parties), each claiming priority to the initial United States provisional application. PCT International Applications will enter the national phase in each designated country at the discretion of the Party responsible for obtaining the Patent Rights or at the request of the other Party. The specification of each provisional patent application filed under this Section 7.3(d) will contain, in addition to all other requirements under 37 CFR Section 1.53, a description pursuant to 37 CFR Section 1.71 and at least one (1) claim pursuant to 37 CFR Section 1.75. Notwithstanding the foregoing, the Parties (acting through their JRC or JDC representatives), may agree to an alternative means of protecting such Research Technology.

                (e) EXISTING SIGNAL PATENT APPLICATION. Within thirty (30) days of the Effective Date, Signal will (i) [***], and (ii) prior to [***], file a corresponding nonprovisional application for a United States patent under 37 CFR
Section 1.53(b) and a corresponding PCT International Application designating all countries, including without limitation, the United States, and, at the discretion of Signal or at the request of Axys, corresponding foreign applications in countries which are not PCT members and which are designated in Exhibit C (as modified from time-to-time by the written agreement of the Parties, each claiming priority to such provisional application. Thereafter, the PCT International Application will enter the national phase each designated country at the discretion of the Party responsible for obtaining the Patent Rights or at the request of the other Party.

                (f) PATENT TERM EXTENSIONS. The Party who is the owner of record of a United States patent covering a Licensed Product which is eligible for the extension of the patent term under 35 USC Sections 6 and/or 156 will file, or cause to be filed, an application under Chapter 1, Subpart F, of Title 37 of the CFR for the extension of the term of such patent.

                (g) COOPERATION. Each Party will regularly provide the other Party with copies of all patent applications filed hereunder and other material submissions and correspondence with the patent offices, in sufficient time to allow for review and comment by the other Party. In addition, such filing Party will provide the other Party and its patent counsel with an opportunity to consult with the Party and its patent counsel regarding the filing and contents of any such application, amendment, submission or response, and the advice and suggestions of the other Party and its patent counsel will be taken into reasonable consideration by such Party and its legal counsel in connection with such filing. Each Party will also provide the other Party with copies of any patentability search reports made by patent counsel with respect to inventions in the Research Technology, including patents located, a copy of each patent application, and each patent that issues thereon.

***CONFIDENTIAL TREATMENT REQUESTED

                (h) ELECTION NOT TO PROSECUTE. If the Party responsible for obtaining, prosecution and/or maintaining Patent Rights under this Section 7.3 elects not to file for or continue to prosecute and/or maintain such Patent Rights covering Research Technology or any Active Compound(s) Controlled by Signal as of the Effective Date in any country (such Party being referred to herein as the "Non-Filing Party"), then, to the extent such Axys Patent, Signal Patent or Joint Patent claims an invention made in connection with the Research, it will notify the other Party promptly in writing and in good time to enable the other Party to meet any applicable deadlines. With respect to Axys Patents, Signal Patents or Joint Patents scheduled for international filing with respect to such country, the Non-Filing Party will notify the other Party in writing at least sixty (60) days before the date required for the convention year filing of such Axys Patent, Signal Patent or Joint Patent application or any other deadline date by which an action must be taken to establish or preserve an Axys Patent, Signal Patent or Joint Patent right in such country. The other Party will then have the right, but not the obligation, to pursue the filing or support the continued prosecution or maintenance of such Axys Patent, Signal Patent or Joint Patent, at its expense in such country. If the other Party does so elect to pursue such filing or continue such support, then it will notify the Non-Filing Party of such election, and the Non-Filing Party will (i) reasonably cooperate with the other Party in this regard, and (ii) promptly release or assign, as the case may be, to the other Party, without consideration, all right, title and interest in such Axys Patent, Signal Patent or Joint Patent in such country. For the avoidance of doubt, in the event that the other Party supports a patent application that the Non-Filing Party declines to support, then such patent applications and patents that may result therefrom will be considered an Axys Patent (in the case Signal is the Non-Filing Party) or an Signal Patent (in the case Axys is the Non-Filing Party), as applicable, for purposes of this Agreement.

        7.4 ENFORCEMENT OF PATENTS.

                (a) If either Party considers that any Axys Patent, Signal Patent or Joint Patent claiming an Active Compound or Licensed Product, or the manufacture or use thereof, is being infringed by a Third Party's activities in the Field (a "Field Infringement"), it will notify the other Party and provide it with any evidence of such infringement which is reasonably available. Subject to any limitations in the license agreements between Axys and Third Party licensors covering Axys Patents that are licensed to Axys, Axys will have the first opportunity at its own expense to attempt to remove such infringement by commercially appropriate steps, including filing an infringement suit or taking other similar action. If required by law for Signal to prosecute such suit, Axys will join such suit as a party, at Axys' own expense. In the event Axys fails to take commercially appropriate steps with respect to an infringement that is likely to have a material adverse effect on the sale of Licensed Products within six (6) months following notice of such infringement, Signal will have the right to do so at its expense; provided that if Axys has commenced negotiations with an alleged infringer of the patent for discontinuance of such infringement within such six-month period, Axys will have an additional six (6) months to conclude its negotiations before Signal may bring suit for such infringement.

                (b) The Party not enforcing the applicable Patent Rights will provide reasonable assistance to the other Party, including providing access to relevant documents and other evidence and making its employees available, subject to the enforcing Party's reimbursement of any out-of-pocket expenses incurred by the non-enforcing Party.

                (c) Any amounts recovered by Axys pursuant to Section 7.4(a), whether by settlement or judgment, will be allocated in the following order: (i) to reimburse Signal and Axys for their reasonable out-of-pocket expenses in making such recovery (which amounts will be allocated pro rata if insufficient to cover the totality of such expenses); and (ii) the remainder will be retained by Axys, with such remainder being deemed "Net Sales" of Licensed Product to be shared as provided in Exhibit A or for which Axys will pay Signal a royalty under Section 6.2, as the case may be; provided that if the Field Infringement activity on which such recovery is based included actions outside the Field, then the Parties will reasonably agree on an appropriate allocation of such recovery between activities in the Field (which allocation will be deemed Net Sales to be shared as provided in Exhibit A or for which Axys will pay Signal a royalty, as applicable) and activities outside the Field (which allocation will be deemed net sales for which Signal will pay Axys a royalty under Section 3.2(b) or 3.3(b), as applicable, if applicable). Any amounts recovered by Signal pursuant to actions under Section 7.4(a) will be allocated in the following order: (i) to reimburse Axys and Signal for their reasonable out-of-pocket expenses in making such recovery (which amounts will be allocated pro rata if insufficient to cover the totality of such expenses); and (ii) the remainder will be divided [***] percent ([***]%) to Axys and [***] percent ([***]%) to Signal; provided that if the Field Infringement activity on which such recovery is based included actions outside the Field, then the Parties will reasonably agree on an appropriate allocation of such recovery between activities in the Field (which will be divided [***] percent ([***]%) to Axys and [***] percent ([***]%) to Signal) and activities outside the Field (which allocation will be deemed net sales for which Signal will pay Axys a royalty under Section 3.2(b) or 3.3(b), as applicable, if applicable).

                (d) Except for Third Party infringement activities within the Field covered by the provisions of Section 7.4(a), each Party will retain the sole and exclusive right to enforce its Patent Rights against all infringers at its sole cost and expense.

        7.5 THIRD PARTY PATENT RIGHTS. If any warning letter or other notice of infringement is received by a Party, or action, suit or proceeding is brought against a Party alleging infringement of a Patent Right of any Third Party in the manufacture, use or sale of a Licensed Product or in conducting the Research, the Parties will promptly discuss the best way to respond.

                                    ARTICLE 8

                                 CONFIDENTIALITY

        8.1 CONFIDENTIALITY OBLIGATIONS. Each Party agrees that, for the term of this Agreement and for five (5) years thereafter, such Party will keep, and will ensure that its officers, directors, employees and agents keep, completely confidential and will not publish or otherwise disclose and will not use for any purpose except as permitted hereunder any Confidential Information furnished to it by the other Party pursuant to this Agreement (including, without limitation, Know-How of the disclosing Party). The foregoing obligations will not apply to any information to the extent that it can be established by such receiving Party that such information:

                (a) was already known to the receiving Party as evidenced by its written records, other than under an obligation of confidentiality, at the time of disclosure;

***CONFIDENTIAL TREATMENT REQUESTED

                (b) was generally available to the public or was otherwise part of the public domain at the time of its disclosure to the receiving Party;

                (c) became generally available to the public or otherwise becomes part of the public domain after its disclosure and other than through any act or omission of the receiving Party in breach of this Agreement;

                (d) was subsequently lawfully disclosed to the receiving Party by a Third Party other than in contravention of a confidentiality obligation of such Third Party to the disclosing Party; or

                (e) was developed or discovered by employees of the receiving Party or its Affiliates who had no access to the Confidential Information of the disclosing Party.

                Each Party will obtain written agreements from each of its employees and consultants who perform substantial work on the Research, which agreements will obligate such persons to similar obligations of confidentiality and to assign to such Party all inventions made by such persons during the course of performing the Research. Each Party may disclose the other's Confidential Information to the extent such disclosure is reasonably necessary in filing or prosecuting patent applications, prosecuting or defending litigation, advising investors and the investment community of the results of the Research and/or development activities hereunder (subject to reasonable prior written notice of, and good faith consultation about, such disclosure to the other Party), complying with applicable governmental regulations, making a permitted sublicense of its rights hereunder or conducting clinical trials or otherwise in performing its obligations or exercising its rights hereunder, provided that if a Party is required to make any such disclosure of the other Party's Confidential Information, it will give reasonable advance notice to that other Party of such disclosure requirement, will cooperate with the other Party in its efforts to secure confidential treatment of such Information prior to its disclosure, and, save to the extent inappropriate in the case of patent applications, will use all reasonable efforts to secure confidential treatment of such information prior to its disclosure (whether through protective orders or confidentiality agreements or otherwise).

        8.2 PUBLICATIONS.

                (a) Neither Party or its Affiliates will publish or present the results of the Research or of development studies carried out on any Licensed Product, Collaboration Compound until after completion of Phase I clinical development with respect thereto. Subject to the foregoing and the restrictions provided below, either Party may publish or present the results of the Research or of development studies carried out on such Licensed Product or Collaboration Compound, subject to the prior review by the other Party for patentability and protection of such other Party's Confidential Information. Each Party will provide to the other Party the opportunity to review any proposed abstracts, manuscripts or summaries of presentations which cover the results of the Research or of pre-Phase III clinical development of such Licensed Product or Collaboration Compound. Each Party will designate a person who will be responsible for reviewing such publications. Such designated person will respond in writing promptly and in no event later than thirty (30) days, or such shorter period as circumstances may reasonably require, after receipt of the proposed material with any specific statements of concern based upon the need to seek patent protection or concern regarding competitive disadvantage arising from the proposal. Excepts in cases involving clinical papers, in the event of concern, the submitting Party agrees not to submit such publication or to make such presentation that contains such information until the other Party is given a reasonable period of time (not to exceed ninety (90) days) to seek patent protection for any material in such publication or presentation which it believes is patentable or to resolve any other issues. This Section 8.2 will cease to apply with respect to any Collaboration Compound upon the commercial launch of a Licensed Product containing such Collaboration Compound as an active ingredient. Furthermore, with respect to any proposed abstracts, manuscripts or summaries of presentations by investigators or other Third Parties, such materials will be subject to review under this Section 8.2(a) to the extent that Signal or Axys (as the case may be) has the right to do so.

                (b) Each Party also agrees to delete from any such proposed publication any Confidential Information of the other Party upon its reasonable request.

                (c) To the extent appropriate and within the Party's control, in any publication permitted under this Section 8.2, each Party will acknowledge its collaboration with the other Party under this Agreement.

        8.3 PRESS RELEASES. Except to the extent required by law or as otherwise permitted in accordance with this Section 8.3, neither Party will make any public announcements concerning this Agreement or the terms hereof without the prior written consent of the other, which will not be unreasonably withheld or delayed. Notwithstanding the foregoing, the Parties intend to issue a joint press release announcing the execution of this Agreement and agree that each Party may desire or be required to issue subsequent press releases relating to the Agreement or activities thereunder, and the Parties agree to consult with each other reasonably and in good faith with respect to the text and timing of such press releases prior to the issuance thereof, provided that a Party may not unreasonably withhold consent to such releases, and that either Party may issue such press releases as it determines, based on advice of counsel, are reasonably necessary to comply with laws or regulations or for appropriate market disclosure.


                                    ARTICLE 9

                                 INDEMNIFICATION

        9.1 INDEMNIFICATION BY AXYS. Axys will indemnify, defend and hold Signal and its agents, employees, officers and directors (the "Signal Indemnitees") harmless from and against any and all liability, damage, loss, cost or expense (including reasonable attorneys' fees) arising out of Third Party claims or suits related to (a) Axys' performance of its obligations under this Agreement; or (b) breach by Axys of its representations and warranties set forth in Section 11.3; provided, however, that Axys' obligations pursuant to this Section 9.1 will not apply to the extent such claims or suits result from the negligence or willful misconduct of any of the Signal Indemnitees. Notwithstanding the foregoing, Axys will have no obligation to indemnify the Signal Indemnitees with respect to claims arising out of breach by Signal of its representations and warranties set forth in Sections 11.3 or 11.4.

        9.2 INDEMNIFICATION BY SIGNAL. Signal will indemnify, defend and hold Axys and its Affiliates and each of their respective agents, employees, officers and directors (the "Signal Indemnitees") harmless from and against any and all liability, damage, loss, cost or expense (including reasonable attorney's fees) arising out of Third Party claims or suits related to (a) Signal's performance of its obligations under this Agreement; or (b) breach by Axys of its representations and warranties set forth in Sections 11.3 or 11.4; provided, however, that Signal's obligations pursuant to this Section 9.2 will not apply to the extent that such claims or suits result from the negligence or willful misconduct of any of the Axys Indemnitees. Notwithstanding the foregoing, Axys will have no obligation to indemnify the Axys Indemnitees with respect to claims arising out of a breach by Axys of its representations and warranties set forth in Section 11.3.

        9.3 NOTIFICATION OF CLAIMS; CONDITIONS TO INDEMNIFICATION OBLIGATIONS. As a condition to a Party's right to receive indemnification under this Article 9, it will (i) promptly notify the other Party as soon as it becomes aware of a claim or action for which indemnification may be sought pursuant hereto, (ii) cooperate with the indemnifying Party in the defense of such claim or suit, and
(iii) permit the indemnifying Party to control the defense of such claim or suit, including without limitation the right to select defense counsel. In no event, however, may the indemnifying Party compromise or settle any claim or suit in a manner which admits fault or negligence on the part of the indemnified Party without the prior written consent of the indemnified Party. The indemnifying Party will have no liability under this Article 9 with respect to claims or suits settled or compromised without its prior written consent.


                                   ARTICLE 10

                           TERMINATION AND EXPIRATION

        10.1 TERM AND TERMINATION. This Agreement will commence upon the Effective Date and, unless earlier terminated as provided herein, will expire on the expiration of all royalty and other payment obligations herein.

                (a) Upon the expiration, pursuant to Section 6.4, of Axys' royalty obligations with respect to a particular Licensed Product, the licenses granted to Axys and its Affiliates under Article 3 with respect to such Licensed Product will expire, and Axys and its Affiliates will automatically thereafter be granted a non-exclusive, fully paid-up license under the Signal Know-How and Signal Patents to make, have made, use, import, sell and offer for sale such Licensed Product for use in the Field worldwide.

                (b) If Signal exercises the Option pursuant to Section 5.4 and Axys is selling Licensed Products directly or through an Affiliate in the Territory, the Parties will share the Profits and Losses provided for in Exhibit A for such time as the sale of Licensed Products on a country-by-country basis in the Territory continues; provided, however, that if Signal exercises the Option and Axys subsequently determines to cease selling a Licensed Product in any country in the Territory in which either it or its Affiliate previously sold Licensed Products, then Signal will have the first right of negotiation to obtain the exclusive right to commercialize such Licensed Product in such country on commercially reasonable terms to be agreed upon in good faith by the Parties. In the event that the Parties are unable to agree on such terms, or Signal does not wish to obtain such right, then Axys will be free to sublicense such right to a Third Party in the Territory, and the Parties will share equally all royalty payments, non-royalty payments and equity premiums received by Axys in connection with such sublicense.

        10.2 TERMINATION OF THE AGREEMENT UPON MATERIAL BREACH.

        Failure by a Party to comply with any of its material obligations contained herein will entitle the Party not in default to give to the Party in default notice specifying the nature of the default, requiring it to make good or otherwise cure such default, and stating its intention to terminate if such default is not cured. If such default is not cured within ninety (90) days after the receipt of such notice (or, if such default cannot be cured within such ninety (90) day period, if the Party in default does not commence and diligently continue actions to cure such default), the Party not in default will be entitled, without prejudice to any of its other rights conferred on it by this Agreement, and in addition to any other remedies available to it by law or in equity, to terminate this Agreement; provided, however, that such right to terminate will be stayed in the event that, during such ninety (90) day period, the Party alleged to have been in default will have initiated dispute resolution in accordance with Section 11.12 with respect to the alleged default, which stay will last so long as the initiating Party diligently and in good faith cooperates in the prompt resolution of such dispute resolution proceedings.

        10.3 CONSEQUENCES OF TERMINATION.

                (a) Upon termination of this Agreement (but not upon expiration of its term under Section 10.1), (i) each Party will promptly return all relevant records and materials in its possession or control containing or comprising the other Party's Know-How or other Confidential Information and to which the former Party does not retain rights hereunder (except one copy of which may be retained in a Party's confidential files in its legal department for archival purposes); (ii) all licenses granted by each Party to the other under Article 3 will terminate except as provided in Section 10.3(b) or 10.3(c);
(iii) all rights in any Active Compounds (including any Collaboration Compounds) owned by a Party will revert to such Party except as provided in Section 10.3(b) or 10.3(c); and (iv) any and all claims and payment obligations that accrued prior to the date of such termination will survive such termination.

                (b) In the event Axys terminates this Agreement pursuant to
Section 10.2, Signal covenants that Signal will not develop or sell any Active Compound for any use in the Field, and will not license any Third Party or any Affiliate to do so, and all licenses from Signal to Axys that are in effect immediately prior to such termination under Section 3.1 will remain in full force and effect following such termination for so long as Axys complies with its obligations hereunder.

                (c) In the event Signal terminates this Agreement pursuant to
Section 10.2, all licenses from Axys to Signal that are in effect immediately prior to such termination under Section 3.2 and the license from Axys to Signal under Section 3.3 will remain in full force and effect following such termination for so long as Signal complies with its obligations hereunder.

                (d) The right of a Party to terminate this Agreement, as herein above provided, will not be affected in any way by its waiver or failure to take action with respect to any prior default.

        10.4 ACCRUED RIGHTS; SURVIVING OBLIGATIONS.

                (a) Termination, relinquishment or expiration of this Agreement for any reason will be without prejudice to any rights which will have accrued to the benefit of a Party prior to such termination, or expiration. Such termination, relinquishment or expiration will not relieve a Party from obligations which are expressly indicated to survive termination or expiration of this Agreement.

                (b) Without limiting the foregoing, Sections 2.8 (last sentence only), 2.9, 6.5, 6.7, 6.9, 6.10, 6.11, 7.1, 7.3(c), 8.1, 10.3, 10.4 and 10.5 and
Articles 9 and 11 of this Agreement will survive the expiration or termination of this Agreement for any reason (except as expressly provided in Section 10.3).

                (c) Upon any termination of this Agreement as regards any particular Licensed Product, Axys and its Affiliates and Sublicensees will be entitled, during the next [***], to sell any inventory of the Licensed Product which remains on hand as of the date of the termination, so long as Axys pays to Signal the royalties or other amounts payable with respect to said subsequent sales in accordance with the terms and conditions set forth in this Agreement.

        10.5 RIGHTS IN BANKRUPTCY. All rights and licenses granted under or pursuant to this Agreement by Signal or Axys are, and will otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code, licenses of right to "intellectual property" as defined under Section 101 of the U.S. Bankruptcy Code. The Parties agree that the Parties, as licensees of such rights under this Agreement, will retain and may fully exercise all of their rights and elections under the U.S. Bankruptcy Code. The Parties further agree that, in the event of the commencement of a bankruptcy proceeding by or against either Party under the U.S. Bankruptcy Code, the Party hereto which is not a party to such proceeding will be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property and all embodiments of such intellectual property, and same, if not already in their possession, will be promptly delivered to them (i) upon any such commencement of a bankruptcy proceeding upon their written request therefor, unless the Party subject to such proceeding elects to continue to perform all of its obligations under this Agreement, or (ii) if not delivered under (i) above, following the rejection of this Agreement by or on behalf of the Party subject to such proceeding upon written request therefor by the non-subject Party.

                                   ARTICLE 11

                            MISCELLANEOUS PROVISIONS


        11.1 RELATIONSHIP OF THE PARTIES. Nothing in this Agreement is intended or will be deemed to constitute a partnership, agency or employer-employee relationship between the Parties. Neither Party will incur any debts or make any commitments for the other.

***CONFIDENTIAL TREATMENT REQUESTED

        11.2 ASSIGNMENTS. Except as expressly provided herein, neither this Agreement nor any interest hereunder will be assignable, nor any other obligation delegable, by a Party without the prior written consent of the other; provided, however, that a Party may assign this Agreement without consent to any Affiliate or to any successor in interest by way of merger or sale of all or substantially all of its assets in a manner such that the assignor will remain liable and responsible for the performance and observance of all such Party's duties and obligations hereunder, except that no intellectual property of any Third Party acquiror of such Party will be included in the licenses granted hereunder. This Agreement will be binding upon the successors and permitted assigns of the Parties. Any assignment not in accordance with this Section 11.2 will be void.

        11.3 REPRESENTATIONS AND WARRANTIES. Each Party represents and warrants to the other Party that, as of the date of this Agreement:

                (a) Such Party is duly organized and validly existing under the laws of the state of its incorporation and has full corporate power and authority to enter into this Agreement and to carry out the provisions hereof;

                (b) Such Party has taken all corporate action necessary to authorize the execution and delivery of this Agreement and the performance its obligations under this Agreement;

                (c) This Agreement is a legal and valid obligation of such Party, binding upon such Party and enforceable against such Party in accordance with the terms of this Agreement. The execution, delivery and performance of this Agreement by such Party does not conflict with any agreement, instrument or understanding, oral or written, to which such Party is a party or by which such Party may be bound, and does not violate any law or regulation of any court, governmental body or administrative or other agency having authority over such Party. All consents, approvals and authorizations from all governmental authorities or other Third Parties required to be obtained by such Party in connection with this Agreement have been obtained;

                (d) It has the full and exclusive right, power and authority to enter into this Agreement, to perform the Research and to grant the licenses granted under Article 3 hereof;

                (e) There are no agreements between such Party and any Third Parties which would preclude or otherwise limit such Party's ability to conduct its tasks and obligations under the Research Plan or otherwise fulfill its obligations under this Agreement;

                (f) All individuals who will perform any activities on its behalf in connection with the Research have assigned to it or its Affiliates the whole of their rights in any intellectual property conceived or reduced to practice by them as a result of the Research, and no Third Party will have any rights to any such intellectual property; and

                (g) With respect to any Material provided by it to the other Party, it has the full right to provide such Material and [***]

***CONFIDENTIAL TREATMENT REQUESTED

        11.4 ADDITIONAL REPRESENTATIONS AND WARRANTIES OF SIGNAL. Signal represents, warrants and covenants (as the case may be) to Axys that:

                (a) To Signal's knowledge without any duty of investigation, the Signal Patents existing as of the Effective Date are patentable and/or not invalid or unenforceable, in whole or in part;

                (b) To Signal's knowledge as of the Effective Date without any duty of investigation, Axys' and its Affiliate's practice of the Signal Patents and Signal Know-How as permitted herein will not infringe any intellectual property rights of any Third Party; and

                (c) To Signal's knowledge without any duty of investigation, the inception, development and reduction to practice of the Signal Patents existing as of the Effective Date, and the Signal Know-How existing as of the Effective Date, has not constituted or involved the misappropriation of trade secrets of any Third Party.

        11.5 DISCLAIMER OF WARRANTIES. THE PARTIES EXPRESSLY DISCLAIM ALL WARRANTIES, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, OR NON-INFRINGEMENT OF THIRD PARTY RIGHTS, UNLESS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT.

        11.6 FURTHER ACTIONS. Each Party agrees to execute, acknowledge and deliver such further instruments and to do all such other acts as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

        11.7 FORCE MAJEURE. Neither Party will be liable to the other for failure or delay in the performance of any of its obligations under this Agreement for the time and to the extent such failure or delay is caused by earthquake, riot, civil commotion, war, strike, flood, governmental acts or restrictions or any other reason which is beyond the control of the respective Party. The Party affected by force majeure will provide the other Party with full particulars thereof as soon as it becomes aware of the same (including its best estimate of the likely extent and duration of the interference with its activities), and will use commercially reasonable efforts to overcome the difficulties created thereby and to resume performance of its obligations as soon as practicable. If the performance of any obligation under this Agreement is delayed owing to a force majeure for any continuous period of more than six
(6) months, the Parties hereto will consult with respect to an equitable solution, including the possibility of the mutual termination of this Agreement.

        11.8 NO TRADEMARK RIGHTS. No right, express or implied, is granted by this Agreement to a Party to use in any manner the name or any other trade name or trademark of a Party in connection with the performance of this Agreement.

        11.9 ENTIRE AGREEMENT OF THE PARTIES; AMENDMENTS. This Agreement and the exhibits hereto constitute and contain the entire understanding and agreement of the Parties respecting the subject matter hereof and cancel and supersede any and all prior negotiations, correspondence, understandings and agreements between the Parties, whether oral or written, regarding such subject matter. No waiver, modification or amendment of any provision of this

Agreement will be valid or effective unless made in writing and signed by a duly authorized officer of each Party.

        11.10 CAPTIONS. The captions to this Agreement are for convenience only, and are to be of no force or effect in construing or interpreting any of the provisions of this Agreement

        11.11 APPLICABLE LAW. This Agreement will be governed by and interpreted in accordance with the laws of the State of California, USA, applicable to contracts entered into and to be performed wholly within the State of California, excluding conflict of laws principles.

        11.12 DISPUTES. In the event of any controversy or claim arising out of, relating to or in connection with any provision of this Agreement, including without limitation then calculations specified in Exhibit A hereto, or the rights or obligations of the Parties hereunder, the Parties will try to settle their differences amicably between themselves as contemplated herein. To the extent not provided for herein, either Party may initiate such informal dispute resolution by sending written notice of the dispute to the other Party, and within ten (10) days after such notice.

                (a) The Chief Executive Officer of Axys and the Signal Designee, will meet for discussion and resolution. If such personnel are unable to resolve such dispute within thirty (30) days of initiating such negotiations, the Parties agree to settle any unresolved controversy or claim arising out of, relating to or in connection with this Agreement (except as to any issue relating to the ownership of intellectual property of either Party) in San Francisco, California by binding arbitration under the American Arbitration Association in accordance with its Commercial Arbitration Rules as modified by this Section, and judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. Within fifteen (15) days after the commencement of arbitration, each Party will select one (1) person to act as arbitrator, and the two (2) selected by the Parties will select a third arbitrator within ten (10) days of their appointment. The Parties agree that in cases in which this Agreement explicitly provides that their disagreement will be settled by this Section, the arbitration method to be employed will be "baseball-style arbitration." This means that each Party will submit in writing to the Panel and the other Party at an appropriate time its final, detailed proposed resolution of the dispute. The panel will have the right to ask for and receive (at the same time as the other Party) clarification of a Party's proposed resolution. In its arbitration award, the panel will be limited to choosing, without material modification, one of the two proposed resolutions, together with an award of reasonable attorneys' fees to the prevailing Party. The arbitrators will have no authority to award punitive damages or any other damages not measured by the prevailing Party's actual damages, and may not, in any event, make any ruling, finding or award that does not conform to the terms and conditions of this Agreement. Neither Party nor the arbitrators may disclose the existence, content, or results of any arbitration hereunder without the prior written consent of both Parties.

        11.13 NOTICES AND DELIVERIES. Any notice, request, delivery, approval or consent required or permitted to be given under this Agreement will be in writing and will be deemed to have been sufficiently given if delivered in person, transmitted by telecopier (receipt verified) or by express courier service (signature required) or five (5) days after it was sent by registered letter, return receipt requested (or its equivalent), to the Party to which it is directed at its address or facsimile number shown below or such other address or facsimile number as such Party will have last given by notice to the other Parties.

        If to Signal, addressed to:

                      Signal Pharmaceuticals, Inc.
                      5555 Oberlin Drive
                      San Diego, CA  92121
                      Attn.: Chief Executive Officer
                      Telecopier: (858) 558-7513

               and to

                      Cooley Godward LLP
                      4365 Executive Drive, Suite 1100
                      San Diego, CA  92121
                      Attn.: L. Kay Chandler, Esq.
                      Telecopier: (858) 453-3555

        If to Axys, addressed to:

                      Axys Pharmaceuticals, Inc.
                      180 Kimball Way
                      South San Francisco, CA U.S. 94080
                      Attn.: CEO
                      Telecopier: (650) 829-1067


               and to:

                      Axys Pharmaceuticals, Inc.
                      180 Kimball Way
                      South San Francisco, CA 94080
                      Attn: General Counsel
                      Telecopier: (650) 829-1067

        11.14 NO CONSEQUENTIAL DAMAGES. IN NO EVENT WILL EITHER PARTY OR ANY OF ITS RESPECTIVE AFFILIATES BE LIABLE TO THE OTHER PARTY OR ANY OF ITS AFFILIATES FOR SPECIAL, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES, WHETHER IN CONTRACT, WARRANTY, TORT, NEGLIGENCE, STRICT LIABILITY OR OTHERWISE, including, but not limited to, loss of profits or revenue, or claims of customers of any of them or other Third Parties for such or other damages.

        11.15 NON-SOLICITATION. During the Research Term, and for a period of [***] thereafter, neither Party will solicit, induce, encourage or attempt to induce or encourage any employee of the other Party to terminate his or her employment with such other Party or to breach any other obligation to such other Party.

***CONFIDENTIAL TREATMENT REQUESTED

        11.16 WAIVER. A waiver by either Party of any of the terms and conditions of this Agreement in any instance will not be deemed or construed to be a waiver of such term or condition for the future, or of any subsequent breach hereof. All rights, remedies, undertakings, obligations and agreements contained in this Agreement will be cumulative and none of them will be in limitation of any other remedy, right, undertaking, obligation or agreement of either Party.

        11.17 COMPLIANCE WITH LAW. Nothing in this Agreement will be deemed to permit a Party to export, re-export or otherwise transfer any Licensed Product sold under this Agreement without compliance with applicable laws.

        11.18 SEVERABILITY. When possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement. The Parties will make a good faith effort to replace the invalid or unenforceable provision with a valid one which in its economic effect is most consistent with the invalid or unenforceable provision.

        11.19 COUNTERPARTS. This Agreement may be executed simultaneously in any number of counterparts, any one of which need not contain the signature of more than one Party but all such counterparts taken together will constitute one and the same agreement.

        IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their respective duly authorized officers as of the day and year first above written, each copy of which will for all purposes be deemed to be an original.


AXYS PHARMACEUTICALS, INC.                  SIGNAL PHARMACEUTICALS, INC.



By: /s/ WILLIAM J. NEWELL                   By: /s/ ALAN LEWIS
   --------------------------------            --------------------------------

Name: William J. Newell                     Name: Alan Lewis
     ------------------------------              ------------------------------

Title: Senior Vice President and            Title: President & CEO
       General Counsel                            -----------------------------
      -----------------------------

                                    EXHIBIT A

                            SHARING OF PROFIT OR LOSS
                   FOR THE AXYS/SIGNAL COLLABORATIVE AGREEMENT


        This Exhibit A to the Collaborative Research and License Agreement (the "Agreement") dated as of October 15, 1999, between Axys Pharmaceuticals, Inc. ("Axys"), and Signal Pharmaceuticals, Inc. ("Signal"), addresses the accounting policies and procedures to be followed in determining Profits or Losses. Terms not defined in this Exhibit will have the meanings set forth in the Agreement.

        For purposes of this Exhibit only, the accounting for Axys' sales of each Licensed Product in the Territory, together with certain related costs and expenses, and the receipt of any applicable royalties and non-royalty payments for such Licensed Product, will be referred to as AxSignal. AxSignal is not intended to be and is not a legal entity and has been defined for identification purposes only.

1. CALCULATION OF PROFIT OR LOSS

        The Profit or Loss for each Licensed Product will be determined on a product-by-product basis and will be equal to: (i) Sublicense Revenues outside the Territory plus Net Sales (as defined below) in the Territory, less (ii) Allowable Costs and Expenses (each as defined below), plus or minus (iii) Net Interest Income of a Party in connection with the development, manufacturing, marketing or selling of such Licensed Product, plus or minus (iv) Other Non-Operating and Extraordinary Gains (Losses) incurred by a Party in connection with the development, manufacturing, marketing or selling of Licensed Products, all as more fully described below. All calculations hereunder will be made using, and all defined and undefined terms will be construed in accordance with, U.S. generally accepted accounting principles, consistently applied, and consistent with generally accepted methods for activity-based project costing for similar products in similar industries. Without limiting the foregoing, no cost item subject to sharing by the Parties hereunder will be included more than once in calculating Profit or Loss. The Parties anticipate that Signal will not incur expenses which are included in the Profit or Loss calculation unless Axys and Signal have agreed that Signal will incur such expenses.

2. FREQUENCY OF REPORTING

        The fiscal year of AxSignal will be a twelve (12) month period ending on December 31 or such portion thereof as will be applicable. AxSignal's first, second, third and fourth quarters will end on March 31, June 30, September 30 and December 31, respectively.

        Reporting by Axys for AxSignal revenues and expenses will be performed as follows:

   Reporting Event           Frequency              Timing of Submission
   ---------------           ---------              --------------------
       Actuals               Quarterly              45 days following the end
                                                    of each quarter


                                       1.

       Adjustment            Annual                 60 days following Axys'
                                                    fiscal year end

        In addition, Axys will provide Signal with Axys' internal, unaudited financial statements for AxSignal for each of the first two (2) months of each quarter promptly after each such financial statement is distributed internally at Axys.

        Axys will be responsible for the preparation of reports, calculation of the Profit or Loss to be shared and determination of the cash settlement between the Parties. Axys will provide to Signal, by the submission dates shown above, a statement showing the AxSignal results for the preceding calendar quarter and year-to-date in the format set forth in Schedule A-1 hereto, comparing quarterly and year to date results to revenue forecasts and expense budgets, calculating the Profit or Loss as provided in subsection A.1 above and Schedule A-1 hereto, and determining the cash settlement required. To the extent any year-end adjustments to AxSignal are determined in good faith by Axys to be appropriate, an appropriate adjustment to Profit or Loss for the applicable year will be made and an appropriate payment will be made by the applicable Party within thirty
(30) days following receipt of the report describing such adjustment; provided, however, that in the event of a dispute between the Parties with respect to whether any such adjustment or any other adjustment requested by Signal is appropriate, such dispute will be referred to the Chief Executive Officer of Axys and the Signal Designee for resolution pursuant to Section 11.12 of the Agreement. Any such adjustment payment will be without interest if such amount is less than the lesser of (a) [***] percent ([***]%) of Profits or Losses for such year or (b) $[***] and will bear interest at the rate set forth in Section 6.10(b) of the Agreement if such amount is greater than or equal to the lesser of (x) [***] percent ([***]%) of Profits or Losses for such year or (y) $[***].

3. DEFINITIONS.

        As a supplement to the definitions provided in Article 1 of the Agreement, the following accounting terms will be further specified as follows. As used herein, the term "operating unit" will mean the standard operating unit in which a profit and loss statement is prepared for management accounting purposes in the Party's normal accounting procedures, consistently applied within and across its operating units.

(a) "ALLOCABLE OVERHEAD" means (for any particular cost item) a Party's internal allocation, based on direct project headcount or other generally accepted activity-based accounting methods, of indirect overhead costs incurred by a Party or any of its operating units to support and carry out the activities of the specific business function, such as development, manufacturing, and sales and marketing, with respect to a Licensed Product for the Territory, which indirect costs may include but are not limited to: indirect labor costs; occupancy costs; repair and maintenance costs; office supplies and service costs; equipment costs; insurance costs; and outside professional and other service costs. Such overhead will exclude any indirect costs associated with any excess or unused capacity not directly related to a Licensed Product for the Territory. Furthermore, overhead costs of a Party or operating units that are not engaged in the development, manufacturing, marketing or selling of a Licensed Product in the Territory will not be recoverable as Allocable Overhead or otherwise, except as provided herein.

(b) "ALLOWABLE COSTS AND EXPENSES" means those costs and expenses incurred by the Parties or for their account that are specifically attributable or related to the research (to the

***CONFIDENTIAL TREATMENT REQUESTED


                                       2.

extent consistent with the terms of the Agreement), development, manufacturing, marketing or selling of a Licensed Product in the Territory, and consisting of:
(i) Cost of Goods Sold, (ii) Development Expenses, (iii) Sales and Marketing Expenses and (iv) General and Administrative Expenses.

(c) "COST OF GOODS SOLD" means the manufactured cost of a Licensed Product shipped in final therapeutic form, calculated on a fully burdened basis (i.e., including Allocable Overhead specifically attributable thereto). The "cost of a Licensed Product shipped in final therapeutic form" will mean the cost of Licensed Product shipped in bulk form plus the cost of final manufacturing. The "cost of a Licensed Product shipped in bulk form" means the standard unit cost of Licensed Product in bulk form calculated in accordance with the customary cost accounting methods, consistently applied, of the Party performing the work. Standard unit cost generally consists of direct material, direct labor and Allocable Overhead specifically attributable to the Licensed Product at standard. The cost of final manufacturing will be calculated in accordance with customary cost accounting methods, consistently applied, of the Party performing the work. Final manufacturing costs generally consist of direct material, direct labor and Allocable Overhead directly attributable to the Licensed Product at standard.

        Direct material costs will include, but not be limited to, the costs incurred in purchasing raw materials and finished goods, including (without limitation) freight, sales and excise taxes imposed thereon and customs duty and charges levied by government authorities, and all costs of packaging components.

        Direct labor will include, but not be limited to, the cost of employees engaged in direct manufacturing activities who are directly employed in Licensed Product manufacturing and packaging for the Territory.

        Allocable Overhead included in Cost of Goods Sold will include, but not be limited to, other indirect costs associated with the operating unit(s) manufacturing a Licensed Product for the Territory. Such Allocable Overhead will include, but not be limited to, expenses associated with: warehousing of a Licensed Product in the Territory; quality assurance, manufacturing and engineering associated with the operating unit(s) manufacturing a Licensed Product for the Territory; and depreciation, repairs and maintenance, insurance and property taxes associated with the plant(s) manufacturing Licensed Products for the Territory. Allocable Overhead will not include costs associated with capacity not incorporated into standard unit costs. Standard unit costs will exclude costs associated with excess or unused capacity not directly related to Licensed Products for the Territory.

        Costs of Goods Sold will also include, but not be limited to, (i) manufacturing variances and other attributable costs not in standard (but excluding capacity not incorporated into standard manufacturing unit costs) such as, but not limited to, material price variances, labor hour variances, material usage variances, excess and obsolescence, inventory reserves and batches that do not conform to specification, and (ii) actual Third Party royalty expenses.

        Third Party royalty expenses will include, but not be limited to, royalties or other compensation payable to a Third Party possessing or having a license under patents and/or other technology rights relating to the manufacture, sale, use, offer for sale or import of a Licensed Product for the Territory, subject to the provisions of Section 6.6 of the Agreement.


                                       3.

(d) "DEVELOPMENT EXPENSES" means the expenses incurred by a Party or for its account that are attributable to the development of a Licensed Product for the Territory, calculated on a fully burdened basis (i.e., including Allocable Overhead specifically attributable thereto). Without limiting the generality of the foregoing, "Development Expenses" will mean amounts paid by a Party to third parties involved in the development of a Licensed Product for the Territory, and all internal costs (calculated on a full-time equivalent basis) incurred by a Party in connection with development of a Licensed Product for the Territory. Development Expenses will include, but are not limited to, the following costs incurred for the development of a Licensed Product for the Territory: the costs of modifying and optimizing a prospective Licensed Product, including its chemical structure and formulation, to achieve product development goals regarding efficacy, safety, dosing and route of administration; the cost of studies on the toxicological, pharmacokinetic, metabolic or clinical aspects of a prospective Licensed Product conducted internally or by individual investigators or consultants necessary or desirable for the purpose of obtaining and/or maintaining Regulatory Approval of a Licensed Product in a country of the Territory; costs (and related fees) for preparing, submitting, reviewing or developing data or information for the purpose of submission to a governmental authority to obtain and/or maintain Regulatory Approval of a Licensed Product in a country of the Territory; and manufacturing process development and scale-up for a Licensed Product in bulk and finished form for the Territory for purposes of conducting preclinical and clinical studies necessary to obtain and/or maintain Regulatory Approval of Licensed Products in a country of the Territory. In addition, Development Expenses include, but are not limited to, the following development costs incurred by the Parties in support of or for extension of the applicable Licensed Product in the Territory after the First Commercial Sale:
Phase IV clinical trials; ongoing product development (e.g., new formulations and routes of administration); ongoing product support; ongoing medical affairs; and fees and expenses of outside consultants and counsel in respect of regulatory affairs.

(e) "SALES AND MARKETING EXPENSES" means the costs which are incurred by a Party or for its account attributable to the distribution, sale, promotion and marketing of a Licensed Product in the Territory, calculated on a fully burdened basis (i.e., including Allocable Overhead specifically attributable thereto). Sales and Marketing Expenses will mean the sum of Selling Expenses, Marketing Management, Market and Consumer Research, Advertising, Trade Promotion, Consumer Promotion, Education Expenses and Freight and Transportation-Out, each of which is specified below. The costs of activities which promote a Party's business as a whole without being product specific (such as corporate image advertising) are specifically excluded from Sales and Marketing Expenses. To the extent multiple products are involved and some of such products are not a Licensed Product, then such allowances will be allocated on a pro rata basis based upon net sales of each respective product by such operating unit during the most recent quarter.

        (i) "ADVERTISING" will include, but not be limited to, all media costs associated with Licensed Product advertising in the Territory as follows: production expense/artwork including set up; design and art work for an advertisement; the cost of securing print space, air time, etc. in newspapers, magazines, trade journals, television, radio, billboards, etc.

        (ii) "CONSUMER PROMOTION" will include, but not be limited to, the expenses associated with programs to promote a Licensed Product in the Territory directly to the prescriber or end user. This category will include, but not be limited to, expenses associated with promoting products directly to the professional community such as professional samples, professional literature, promotional material costs, patient aids and detailing aids. To the extent multiple products are involved and some of such products are not the applicable Licensed Product, then such allowances will be allocated on a pro rata basis based upon net sales of each respective product by such operating unit during the most recent quarter.


                                       4.

        (iii) "EDUCATION" will include, but not be limited to, expenses associated with professional education with respect to a Licensed Product in the Territory through any means not covered above, including, but not limited to, articles appearing in journals, newspapers, magazines or other media; seminars, scientific exhibits, and conventions; and symposia, advisory boards and opinion leader development activities.

        (iv) "FREIGHT AND TRANSPORTATION-OUT" will include (to the extent not already recovered in the calculation of Net Sales), but not limited to, the portion of distribution costs relating to moving Licensed Product goods in the Territory from a warehouse to the customer as follows: outbound transportation costs; costs of moving goods from a manufacturing point to a warehouse at another location from which it is ultimately to be distributed to a customer; the costs of the traffic department where there is a separate department that has responsibility for administration of freight costs.

        (v) "MARKET AND CONSUMER RESEARCH" will include, but not be limited to, compensation and departmental expenses for market and consumer research personnel and payments to Third Parties related to conducting and monitoring professional and consumer appraisals of existing, new or proposed Licensed Products in the Territory, such as market share services (e.g., IMS data), special research testing and focus groups.

        (vi) "MARKETING MANAGEMENT" will include, but not be limited to, product management and sales promotion management compensation and departmental expenses. This will include, but not be limited to, costs associated with developing overall sales and marketing strategies (e.g., product line or customer segment), as well as planning and programs for Licensed Products in the Territory. In addition, payments to Third Parties in connection with trademark selection, filing, prosecution and enforcement in the Territory will be included in this category.

        (vii) "SELLING EXPENSES" will include, but not be limited to, the following costs directly associated with the efforts of field sales representatives with respect to Licensed Products in the Territory: field sales force; field sales offices; home offices; staffs directly involved in the management of and the performance of the selling functions; and payments to Third Parties under contract sales and marketing agreements. The costs of detailing sales calls will be allocated on a weighted average basis based on the proportionate time and effort given to the detailing of Licensed Products versus product other than a Licensed Product at an accounting charge rate consistently applied within and across a Party's or a Third Party's operating units and which is no less favorable than the internal charge rate used by such Party or such Third Party for its own internal cost accounting purposes for products other than the Licensed Product (excluding internal profit margins and markups).

        (viii) "TRADE PROMOTION" will include, but not be limited to, the allowances given to retailers, brokers, distributors, hospital buying groups, etc. for purchasing, promoting, and distribution of Licensed Products in the Territory. This will include, but not be limited to, purchasing, advertising, new distribution, and display allowances as well as free goods, wholesale allowances and reasonable field sales samples.

(f) "GENERAL AND ADMINISTRATIVE EXPENSES" means a Party's customary allocation, based on direct project headcount or other generally accepted activity-based accounting methods, of the costs of the following corporate general and administrative functions of such Party or any of its operating units incurred to support or facilitate the development, manufacturing, marketing or selling of Licensed Products in the Territory: finance and accounting; purchasing and receiving; management information systems; facilities; human resources; executive management; and legal, patent and trademark. Such costs include, but not limited to, the costs of employees performing such functions, the direct costs of supporting such individuals in the performance of their jobs


                                       5.

(e.g., travel, floor space, computers and other supplies and telephones) and the actual cost of outside services (e.g., consulting and audit services). General and administrative expenses of a Party or operating unit that are incurred in the development, manufacturing, marketing or selling of a Licensed Product outside the Territory will be excluded from General and Administrative Expenses. In view of the manner in which General and Administrative Expenses are calculated, administration expenses will be excluded from the definition of each of the other cost items that make up Allowable Costs and Expenses.

        Notwithstanding any other provision of this Agreement, commencing as of [***] total General and Administrative Expenses will not exceed [***] percent ([***]%) of Net Sales of such Licensed Product in the Territory in any quarter, except as otherwise agreed in writing by the Parties.

(g) "NET INTEREST INCOME" means interest income less interest expense and adjusted for realized gains and losses from the sale of investments.

(h) For purposes of calculating Profit or Loss only, "NET SALES" will have the meaning ascribed to it in Section 1.29 of the Agreement.

(i) "OTHER NON-OPERATING AND EXTRAORDINARY GAINS (LOSSES)" means gains or losses incurred either from secondary or auxiliary activities of AxSignal, outside the ordinary and primary course of business, or unusual and infrequent gains and losses of material amounts.

(j) "PROFIT OR LOSS" will have the meaning ascribed to it in subsection A.1 above.

(k) "SUBLICENSE REVENUES" means the amounts received by Axys or its Affiliates described in Section 5.4(e)(i) of the Agreement.

(l) "TERRITORY" shall have the meaning ascribed to it in Section 1.53 of the Agreement.

4. FOREIGN EXCHANGE

        The functional currency for accounting for Profit or Loss will be U.S. Dollars.

        The statement of Profit or Loss will be translated into U.S. Dollars using, for each currency, the arithmetic average of the daily exchange rates (obtained as described below) during the reporting period; each daily exchange rate will be obtained from the Reuters Daily Rate Report or The Wall Street Journal, Eastern U.S. Edition, or, if not so available, as otherwise agreed to by the Parties.

5. REPORTING OF SIGNAL COSTS

        To the extent that, at Axys' written request, Signal or a Third Party with whom Signal has contracted incurs Allowable Costs and Expenses, Signal will promptly provide Axys with a reasonably detailed written invoice for such Allowable Costs and Expenses, and such Allowable Costs and Expenses will be accounted for in the fiscal quarter in which such invoice is received by Axys.

***CONFIDENTIAL TREATMENT REQUESTED


                                       6.

6. AUDITS

(a) Signal will have the right to request that an independent public accounting firm perform an audit of Axys' books of accounts for the sole purpose of verifying compliance with this Exhibit A. Such audits will be conducted at the expense of Signal; provided, however, that if the audit results in an adjustment exceeding the lesser of (i) [***] of Losses or Profits or (ii) [***] in any quarter, the reasonable cost of the audit will be borne by Axys. Any disputes with regard to the foregoing will be resolved in accordance with Section 11.12 of the Agreement. Audit results will be shared with both Parties. Audits are limited to the same time periods as provided in Section 6.10(a).

(b) Axys will have the right to request that an independent public accounting firm perform an audit of Signal's books of accounts for the sole purpose of verifying invoices for Signal's Allowable Costs and Expenses submitted to Axys hereunder. Such audits will be conducted at the expense of Axys; provided, however, that if the audit results in an adjustment of greater than [***] of Signal's Allowable Costs and Expenses in any period, the reasonable cost of the audit will be borne by Signal. Audit results will be shared with both Parties. Audits are limited to the same time periods as provided in Section 6.10(a).

7. PAYMENTS BETWEEN THE PARTIES

        Balancing payments between the Parties will be made as necessary based on Profit or Loss, adjusted for non-cash items other than those provided for in Section A.11 below, including reasonable working capital allocations that reflect differences between recognized cash flows and recognized revenues with respect to a Licensed Product. Payments will be made quarterly, within forty-five (45) days following the end of each quarter (or, with respect to Signal, if later, thirty (30) days following receipt of the applicable report from Axys), based on actual results within the time periods set forth in A.2 above subject to adjustment as provided for herein.

8. SHARING OF PROFITS AND LOSSES

        As provided in the Agreement, the Parties share equally (50%/50%) the Profit or Loss for each quarterly period.

9. START OF OPERATIONS

        Operation of AxSignal will be deemed to have commenced on the date Signal gives timely written notice to Axys that it has exercised the Option pursuant to Section 5.3.

10. EXPENSES PERTAINING TO SALES OF A LICENSED PRODUCT IN THE TERRITORY AND OUTSIDE THE TERRITORY

(a) In the event an expense is of sole benefit or utility to the research (to the extent chargeable to Profit or Loss for a Licensed Product under the Agreement), development or commercialization of a Licensed Product in the Territory, then 100% of such expense will be charged to AxSignal.

(b) In the event an expense is of sole benefit or utility to the research (to the extent chargeable to Profit or Loss for a Licensed Profit under the Agreement), development or commercialization of a Licensed Product outside of the Territory, then Signal's equal share of the Profit or Loss for such Licensed Product will be reduced by [***] percent ([***]%) of such expense.

***CONFIDENTIAL TREATMENT REQUESTED


                                       7.

(c) In the event an expense is of benefit or utility to the research (to the extent chargeable to Profit or Loss for a Licensed Product under the Agreement), development or commercialization of a Licensed Product both in and outside of the Territory, then such expense will be allocated in good faith to AxSignal, Axys and Signal consistent with Section A.10(a) and (b) based on Axys' standard accounting convention (consistently applied) for the allocation of such expenses.

11. CAPITAL INVESTMENTS BY AXYS

        Notwithstanding anything to the contrary in the Agreement or herein, all capital investments required to be made in connection with a Licensed Product (such as a capital investment in a manufacturing facility) are to be borne by Axys initially and recouped through an appropriate depreciation charge to AxSignal.


                                       8.

                                  SCHEDULE A-1

                   PROFIT AND LOSS FINANCIAL STATEMENT FORMAT

                                                 Axys       Signal    Total
                                                 ----       ------    -----
REVENUES
Sublicense Revenues:
    Royalty Payments
    Non-Royalty Payments
Total Sublicense Revenues

Gross Product Sales
Less:
    Trade, Cash & Quantity Credits/Discounts
    Allowance for Returns/Rejections
    Handling Fees/Restocking Expenses
    Freight & Transportation-In
    Taxes & Duties
    Governmental Chargebacks/Rebates
Total Net Product Sales

Total Revenues

Cost of Goods Sold:
    Standard Direct Material Cost
    Standard Direct Labor Costs
    Manufacturing Variances
    Third Party Royalty Expenses
    Allocable Overhead
Total Cost of Goods Sold

Gross Profit

OPERATING EXPENSES
Development Expenses:
    Product Development
    Pre-Clinical Pharmacology & Toxicology
    Clinical Trials
    Regulatory Affairs
    Other Contract R&D
    Allocable Overhead
Total Development Expenses

Sales and Marketing Expenses:
    Selling Expenses
    Marketing Management
    Market & Consumer Research
    Advertising
    Trade Promotion
    Consumer Promotion
    Education
    Freight & Transportation-Out
    Allocable Overhead
Total Sales and Marketing Expenses

                                                 Axys       Signal    Total
                                                 ----       ------    -----
General and Administrative Expenses:
    Finance & Accounting
    Purchasing & Receiving
    Management Information Systems
    Occupancy
    Human Resources
    Executive Management
    Legal & Patent
Total General and Administrative Expenses

Operating Profit (Loss)

Interest Income (Expense)-Net

Other Non-Operating and Extraordinary Gains
    (Losses) Net (with attendant schedule)

Profit (Loss)

Adjustments for Non-Cash Items
    (with attendant schedule)

Adjustments per Section A.10(b) and (c)

Balancing Receipt (Payment) Pursuant to A.7


                                       2.

                                    EXHIBIT B

                                  RESEARCH PLAN

                                      [***]


***CONFIDENTIAL TREATMENT REQUESTED

                                    EXHIBIT C

                            NON-PCT MEMBER COUNTRIES

        Exhibit C will be mutually agreed to by the Parties within ten (10) business days of the Effective Date and attached hereto as a substitute for this Exhibit C.

                                    EXHIBIT C

        The PCT countries in which foreign patent applications may be filed pursuant to Section 7.3 are set forth below.

CLASS A                           CLASS B                         CLASS C
Australia                         Australia                       Australia
Canada                            Canada                          Canada
China                             China                           China
Europe                            Europe                          Europe
Japan                             Japan                           Japan
New Zealand                       New Zealand                     New Zealand
Norway                            Norway                          Norway
                                  Czech Republic                  Czech Republic
                                  Finland                         Finland
                                  Hong Kong                       Hong Kong
                                  Mexico                          Mexico
                                  Poland                          Poland
                                  Russia                          Russia
                                  South Korea                     South Korea
                                  Ukraine                         Ukraine
                                                                  Belarus
                                                                  Estonia
                                                                  Singapore
                                                                  Slovenia
                                                                  Turkey


        The non-PCT countries in which foreign patent applications may be filed pursuant to Section 7.3 are set forth below.

CLASS A                           CLASS B                         CLASS C
Argentina                         Argentina                       Argentina
Taiwan                            Taiwan                          Taiwan
                                  Chile                           Chile
                                  Columbia                        Columbia
                                  Ecuador                         Ecuador
                                                                  Pakistan
                                                                  Venezuela


        The JRC will decide from time to time which of Class A, Class B or Class C is the most appropriate with respect to a particular patent, which decision will be memorialized in the minutes of the applicable JRC meeting.


                                       1.

                                 SCHEDULE 1.1(a)

                    ER BETA POTENCY AND SELECTIVITY CRITERIA

        For purposes of this Agreement, a compound will be considered ER Beta-potent and selective if such compound has:

        (a) [***]; and

        (b) [***].




***CONFIDENTIAL TREATMENT REQUESTED


                                       1.